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                                                                     EXHIBIT 2.1

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                          AGREEMENT AND PLAN OF MERGER


                          DATED AS OF DECEMBER 30, 2002


                                 BY AND BETWEEN


                            CLASSIC BANCSHARES, INC.


                                       AND


                      FIRST FEDERAL FINANCIAL BANCORP, INC.


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                                TABLE OF CONTENTS

                                                                        Page No.
Introductory Statement.........................................................1

ARTICLE I - DEFINITIONS........................................................1

ARTICLE II - THE MERGER........................................................7
     2.1       The Merger......................................................7
     2.2       Closing.........................................................7
     2.3       Effective Time..................................................8
     2.4       Effects of the Merger...........................................8
     2.5       Effect on Outstanding Shares of FFFB Common Stock...............8
     2.6       Election and Proration Procedures...............................9
     2.7       Exchange Procedures............................................11
     2.8       Effect on Outstanding Shares of CLAS Common Stock..............13
     2.9       Directors After Effective Time.................................14
     2.10      Certificate of Incorporation and Bylaws........................14
     2.11      Treatment of Stock Options and Restricted Stock................14
     2.12      Dissenters' Rights.............................................14
     2.13      Bank Merger....................................................15
     2.14      Alternative Structure..........................................15

ARTICLE III - REPRESENTATIONS AND WARRANTIES..................................15
     3.1       Disclosure Letters.............................................15
     3.2       Representations and Warranties of FFFB.........................15
     3.3       Representations and Warranties of CLAS.........................31

ARTICLE IV - CONDUCT PENDING THE MERGER.......................................38
     4.1       Forbearances by FFFB...........................................38
     4.2       Forbearances by CLAS...........................................41

ARTICLE V - COVENANTS.........................................................42
     5.1       Acquisition Proposals..........................................42
     5.2       Certain Policies and Actions of FFFB...........................43
     5.3       Access and Information.........................................43
     5.4       Applications; Consents.........................................44
     5.5       Antitakeover Provisions........................................45
     5.6       Additional Agreements..........................................45
     5.7       Publicity......................................................45
     5.8       Stockholder Meetings...........................................45
     5.9       Registration of CLAS Common Stock..............................46
     5.10      Affiliate Letters..............................................47
     5.11      Notification of Certain Matters................................48

                                        i
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

     5.12      Employee Benefits Matters......................................48
     5.13      Indemnification................................................50
     5.14      Section 16 Matters.............................................51
     5.15      Dividends......................................................51
     5.16      Consulting Agreement...........................................52

ARTICLE VI - CONDITIONS TO CONSUMMATION.......................................52
     6.1       Conditions to Each Party's Obligations.........................52
     6.2       Conditions to the Obligations of CLAS..........................53
     6.3       Conditions to the Obligations of FFFB..........................54

ARTICLE VII - TERMINATION.....................................................54
     7.1       Termination....................................................54
     7.2       Termination Fee................................................56
     7.3       Effect of Termination..........................................56

ARTICLE VIII - CERTAIN OTHER MATTERS..........................................56
     8.1       Interpretation.................................................56
     8.2       Survival.......................................................57
     8.3       Waiver; Amendment..............................................57
     8.4       Counterparts...................................................57
     8.5       Governing Law..................................................57
     8.6       Expenses.......................................................57
     8.7       Notices........................................................57
     8.8       Entire Agreement; etc..........................................58
     8.9       Successors and Assigns; Assignment.............................58

EXHIBITS

     Exhibit A   Form of Voting Agreement
     Exhibit B   Form of Plan of Bank Merger
     Exhibit C   Form of Affiliate Letter
     Exhibit D   Form of Employment Agreement with Jeffery W. Clark
     Exhibit E   Form of Consulting Agreement with I. Vincent Rice

                                       ii

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                          AGREEMENT AND PLAN OF MERGER


     This is an AGREEMENT AND PLAN OF MERGER, dated as of the 30th day of December, 2002 ("AGREEMENT"), by and between CLASSIC BANCSHARES, INC., a Delaware corporation ("CLAS"), and FIRST FEDERAL FINANCIAL BANCORP, INC., a Delaware corporation ("FFFB").

                             INTRODUCTORY STATEMENT

     The Board of Directors of each of CLAS and FFFB (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are advisable and in the best interests of CLAS or FFFB, as the case may be, and in the best long-term interests of the stockholders of CLAS or FFFB, as the case may be, and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with, and in furtherance of, its respective business strategies.

     The parties hereto intend that the Merger (as defined herein) shall qualify as a reorganization under the provisions of Section 368(a) of the IRC for federal income tax purposes.

     CLAS and FFFB each desire to make certain representations, warranties and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions.

     As a condition and inducement to CLAS's willingness to enter into this Agreement, each of the members of the Board of Directors of FFFB has entered into an agreement dated as of the date hereof in the form of EXHIBIT A pursuant to which he will vote his shares of FFFB Common Stock in favor of this Agreement and the transactions contemplated hereby.

     In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                    ARTICLE I
                                   DEFINITIONS

For purposes of this Agreement:

     "ACQUISITION PROPOSAL" means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder): (i) any merger, consolidation, share exchange, business combination, or other similar transaction involving FFFB or any of its Subsidiaries; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of FFFB's consolidated assets in a single transaction or series of transactions;
(iii) any tender offer or exchange offer for 25% or more of the outstanding shares of FFFB's capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in an any of the foregoing.

     "AGREEMENT" means this Agreement, as amended, modified or amended and restated from time to time in accordance with its terms.

     "BANK MERGER" shall have the meaning given to that term in SECTION 2.13.

     "BANK MERGER ACT" means the Bank Merger Act, as amended.

     "CASH CONSIDERATION" shall have the meaning given to that term in SECTION 2.5(a).

     "CASH ELECTION" shall have the meaning given to that term in SECTION
2.6(b).

     "CASH ELECTION SHARES" shall have the meaning given to that term in SECTION 2.6(b).

     "CERTIFICATE" shall have the meaning given to that term in SECTION 2.6(c).

     "CERTIFICATE OF MERGER" shall have the meaning given to that term in
SECTION 2.3.

     "CLAS" shall have the meaning given to that term in the preamble.

     "CLAS COMMON STOCK" means the common stock, par value $.01 per share, of CLAS.

     "CLAS PRICE" means the average of the closing sales price of CLAS Common Stock, as reported on The Nasdaq Small Cap Market, for the twenty consecutive trading days ending on December 27, 2002, whether or not the CLAS Common Stock was traded on any particular trading day.

     "CLAS RATIO" shall have the meaning given to that term in SECTION 7.1(g).

     "CLAS'S REPORTS" shall have the meaning given to that term in SECTION
3.3(g).

     "CLAS STOCKHOLDER MEETING" shall have the meaning given to that term on
SECTION 5.8.

     "CLOSING" shall have the meaning given to that term in SECTION 2.2.

     "CLOSING DATE" shall have the meaning given to that term in SECTION 2.2.

     "CONTINUING EMPLOYEE" shall have the meaning given to that term in SECTION 5.12(a).

     "CRA" means the Community Reinvestment Act.

     "DGCL" means the Delaware General Corporation Law.

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     "DISCLOSURE LETTER" shall have the meaning given to that term in SECTION
3.1.

     "DISSENTERS' SHARES" shall have the meaning given to that term in SECTION 2.12.

     "EFFECTIVE TIME" shall have the meaning given to that term in SECTION 2.3.

     "ELECTION DEADLINE" shall have the meaning given to that term in SECTION 2.6(c).

     "ELECTION FORM" shall have the meaning given to that term in SECTION
2.6(a).

     "ENVIRONMENTAL LAW" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, directive, executive or administrative order, judgment, decree, injunction, or agreement with any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, the Federal Hazardous Substances Transportation Act, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act, the Endangered
Species Act, the National Environmental Policy Act, the Rivers and Harbors Appropriation Act or any so-called "Superfund" or "Superlien" law, each as amended and as now in effect.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA AFFILIATE" means any entity that is considered one employer with FFFB under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the IRC.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     "EXCHANGE AGENT" shall have the meaning given to that term in SECTION
2.6(c).

     "EXCHANGE RATIO" shall have the meaning given to that term in SECTION
2.5(a).

     "EXCLUDED SHARES" shall consist of (i) Dissenters' Shares and (ii) shares held directly or indirectly by CLAS (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted).

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     "FDIA" means the Federal Deposit Insurance Act, as amended.

     "FDIC" means the Federal Deposit Insurance Corporation.

     "FFFB" shall have the meaning given to that term in the preamble and shall include all predecessor entities of FFFB.

     "FFFB COMMON STOCK" means the common stock, par value $.01 per share, of FFFB.

     "FFFB EMPLOYEE PLANS" shall have the meaning given to that term in SECTION 3.2(r)(i).

     "FFFB OPTION" shall have the meaning given to that term in SECTION 2.11(a).

     "FFFB PENSION PLAN" shall have the meaning given to that term in SECTION 3.2(r)(iii).

     "FFFB QUALIFIED PLAN" shall have the meaning given to that term in SECTION 3.2(r)(iv).

     "FFFB'S REPORTS" shall have the meaning given to that term in SECTION
3.2(g).

     "FFFB STOCKHOLDER MEETING" shall have the meaning given to that term in
SECTION 5.8.

     "FIRST FEDERAL" shall have the meaning given to that term in SECTION 2.13.

     "FIRST FEDERAL ESOP" shall have the meaning given to that term in SECTION 5.12(d).

     "FRB" mean the Board of Governors of the Federal Reserve System.

     "GAAP" means generally accepted accounting principles.

     "GOVERNMENT REGULATOR" means any federal or state governmental authority charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank or savings association deposits.

     "GOVERNMENTAL ENTITY" means any court, administrative agency or commission or other governmental authority or instrumentality.

     "HAZARDOUS MATERIAL" means any substance (whether solid, liquid or gas) which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive

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material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

     "HOLA" means the Home Owners' Loan Act, as amended.

     "INDEMNIFIED PARTY" shall have the meaning given to that term in SECTION 5.13(a).

     "IRC" means the Internal Revenue Code of 1986, as amended.

     "IRS" means the Internal Revenue Service.

     "KNOWLEDGE" means, with respect to a party hereto, actual knowledge of the members of the Board of Directors of that party or any officer of that party with the title ranking not less than senior vice president.

     "LETTER OF TRANSMITTAL" shall have the meaning given to that term in
SECTION 2.7(a).

     "LIEN" means any charge, mortgage, pledge, security interest, claim, lien or encumbrance.

     "LOAN" means a loan, lease, advance, credit enhancement, guarantee or other extension of credit.

     "LOAN PROPERTY" means any property in which the applicable party (or a subsidiary of it) holds a security interest and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

     "MAILING DATE" shall have the meaning given to that term in SECTION 2.6(a).

     "MATERIAL ADVERSE EFFECT" means an effect which is material and adverse to the business, financial condition or results of operations of FFFB or CLAS, as the context may dictate, and its Subsidiaries taken as a whole; PROVIDED, HOWEVER, that any such effect resulting from any (i) changes in laws, rules or regulations or generally accepted accounting principles or regulatory accounting requirements or interpretations thereof that apply to both CLAS and FFFB, or to financial and/or depository institutions generally, (ii) changes in economic conditions affecting financial institutions generally within the region in which CLAS and FFFB operate, including but not limited to, changes in the general level of market interest rates, (iii) actions and omissions of CLAS or FFFB taken with the prior written consent of the other in contemplation of the transactions contemplated hereby and (iv) direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement, shall not be considered in determining if a Material Adverse Effect has occurred.

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     "MAXIMUM INSURANCE AMOUNT" shall have the meaning given to that term in
SECTION 5.13(c).

     "MERGER" shall have the meaning given to that term in SECTION 2.1.

     "MERGER CONSIDERATION" shall have the meaning given to that term in SECTION 2.5(a).

     "MIXED ELECTION" shall have the meaning given to that term in SECTION
2.6(b).

     "NASD" means the National Association of Securities Dealers, Inc.

     "NON-ELECTION" shall have the meaning given to that term in SECTION 2.6(b).

     "NON-ELECTION SHARES" shall have the meaning given to that term in SECTION 2.6(b).

     "OTS" means the Office of Thrift Supervision.

     "PARTICIPATION FACILITY" means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

     "PERSON" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

     "PROXY STATEMENT-PROSPECTUS" shall have the meaning given to that term in
SECTION 5.9(a).

     "REGISTRATION STATEMENT" shall have the meaning given to that term in
SECTION 5.9(a).

     "REPRESENTATIVE" shall have the meaning given to that term in SECTION
2.6(b).

     "SEC" means the United States Securities and Exchange Commission.

     "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "SHORTFALL NUMBER" shall have the meaning given to that term in SECTION 2.6(e)(ii).

     "STOCK CONSIDERATION" shall have the meaning given to that term in SECTION 2.5(a).

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     "STOCK CONVERSION NUMBER" shall have the meaning given to that term in
SECTION 2.6(d).

     "STOCK ELECTION" shall have the meaning given to that term in SECTION
2.6(b).

     "STOCK ELECTION SHARES" shall have the meaning given to that term in
SECTION 2.6(b).

     "STOCK ELECTION NUMBER" shall have the meaning given to that term in
SECTION 2.6(b).

     "SUBSIDIARY" means a corporation, financial institution, partnership, joint venture or other entity in which FFFB or CLAS, as the case may be, has, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein and includes all predecessor entities thereof.

     "SUPERIOR PROPOSAL" means an unsolicited, bona fide written offer made by a third party to consummate an Acquisition Proposal that (i) FFFB's Board of Directors determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if accepted, be reasonably likely to be consummated, (ii) is for 100% of the outstanding shares of FFFB Common
Stock and (iii) is, in the opinion of FFFB's Board of Directors after consultation with its financial advisor, more favorable to the stockholders of FFFB from a financial point of view than the transactions contemplated hereby.

     "SURVIVING CORPORATION" shall have the meaning given to that term in
SECTION 2.1.

     "TAXES" means all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes and any applicable interest and penalties related thereto.

                                   ARTICLE II
                                   THE MERGER

     2.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, FFFB will merge with and into CLAS ("MERGER") at the Effective Time. At the Effective Time, the separate corporate existence of FFFB shall cease. CLAS shall be the surviving corporation (hereinafter sometimes referred to in such capacity as the "SURVIVING CORPORATION") in the Merger and shall continue to be governed by the DGCL and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

     2.2 CLOSING. The closing of the Merger (the "CLOSING") will take place in the offices of Jenkens & Gilchrist, P.C., 1919 Pennsylvania Avenue, N.W., #600, Washington, DC 20006 at 2:00 p.m. on the date designated by CLAS on the fifth day following satisfaction or waiver of the conditions to Closing set forth in
Article VI (other than those conditions that by their nature are to be satisfied at the Closing), or such later date as the parties may otherwise agree (the "CLOSING DATE").

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     2.3  EFFECTIVE TIME. In connection with the Closing, CLAS shall duly execute and deliver a certificate of merger (the "CERTIFICATE OF MERGER") to the Delaware Secretary of State for filing pursuant to the DGCL. The parties will make all other filings or recordings required under the DGCL and the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such later date or time as CLAS and FFFB agree and specify in the Certificate of Merger (the date and time the Merger becomes effective being the "EFFECTIVE TIME").

     2.4 EFFECTS OF THE MERGER. The Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, CLAS shall possess all of the properties, rights, privileges, powers and franchises of FFFB and be subject to all of the debts, liabilities and obligations of FFFB.

     2.5  EFFECT ON OUTSTANDING SHARES OF FFFB COMMON STOCK.

          (a) Subject to the provisions of SECTION 2.6 hereof, by virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of FFFB Common Stock issued and outstanding at the Effective Time, other than Excluded Shares, shall become and be converted into, at the election of the holder as provided in and subject to the limitations set forth in this Agreement, either (i) the right to receive $24.00 in cash without interest (the "CASH CONSIDERATION") or (ii) the number of shares of CLAS Common Stock equal to the Exchange Ratio (as defined below) (the "STOCK CONSIDERATION"). The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the "MERGER CONSIDERATION." The "EXCHANGE RATIO" shall be equal to 0.9797, which represents the quotient of $24.00 divided by the CLAS Price.

          (b) Notwithstanding any other provision of this Agreement, no fraction of a share of CLAS Common Stock and no certificates or scrip therefor will be issued in the Merger; instead, CLAS shall pay to each holder of FFFB Common Stock who would otherwise be entitled to a fraction of a share of CLAS Common Stock an amount in cash, rounded to the nearest cent, determined by multiplying such fraction by the average of the closing sales price of CLAS Common Stock as reported on The Nasdaq Small Cap Market during the twenty consecutive trading days ending on the date of the Effective Time; provided, however, that in the event CLAS Common Stock does not trade on one or more of the trading days in such twenty day period, any such date shall be disregarded in computing the average closing sales price and the average shall be based upon the closing sales price and number of days on which CLAS Common Stock actually traded during such twenty day period.

          (c) If, between the date of this Agreement and the Effective Time, the outstanding shares of CLAS Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be adjusted appropriately to provide the holders of FFFB Common Stock the same economic effect as contemplated by this Agreement prior to such event.

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          (d)  As of the Effective Time, each Excluded Share, other than
Dissenters' Shares, shall be canceled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto. All shares of CLAS Common Stock that are held by FFFB, if any, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall be canceled and shall constitute authorized but unissued shares. In addition, no Dissenters' Shares shall be converted into shares of CLAS Common Stock pursuant to this SECTION 2.5 but instead shall be treated in accordance with the provisions set forth in SECTION 2.12 of this Agreement.

     2.6  ELECTION AND PRORATION PROCEDURES.

          (a) An election form in such form as FFFB and CLAS shall mutually agree (an "ELECTION Form") shall be mailed on the Mailing Date (as defined below) to each holder of record of shares of FFFB Common Stock as of a record date which shall be the same date as the record date for eligibility to vote on the Merger. The "MAILING DATE" shall be the date on which proxy materials relating to the Merger are mailed to holders of shares of FFFB Common Stock. CLAS shall make available Election Forms as may be reasonably requested by all persons who become holders of FFFB Common Stock after the record date for eligibility to vote on the Merger and prior to the Election Deadline (as defined herein), and FFFB shall provide to the Exchange Agent (as defined herein) all information reasonably necessary for it to perform its obligations as specified herein.

          (b) Each Election Form shall entitle the holder of shares of FFFB Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to (i) elect to receive the Cash Consideration for all of such holder's shares (a "CASH ELECTION"), (ii) elect to receive the Stock Consideration for all of such holder's shares (a "STOCK ELECTION"), (iii) elect to receive the Cash Consideration with respect to some of such holder's shares and the Stock Consideration with respect to such holder's remaining shares (a "MIXED ELECTION") or (iv) make no election or to indicate that such holder has no preference as to the receipt of the Cash Consideration or the Stock Consideration (a "NON-ELECTION"). Holders of record of shares of FFFB Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "REPRESENTATIVE") may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all the shares of FFFB Common Stock held by that Representative for a particular beneficial owner. Shares of FFFB Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as "CASH ELECTION SHARES." Shares of FFFB Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as "STOCK ELECTION SHARES." Shares of FFFB Common Stock as to which no election has been made are referred to as "NON-ELECTION SHARES." The aggregate number of shares of FFFB Common Stock with respect to which a Stock Election has been made is referred to herein as the "STOCK ELECTION NUMBER."

          (c) To be effective, a properly completed Election Form must be received by CLAS's transfer agent (the "EXCHANGE AGENT") on or before 5:00 p.m. on the third business day immediately preceding FFFB's Stockholder Meeting or on such other time and date as FFFB and CLAS may mutually agree) (the "ELECTION DEADLINE"). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the

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Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates representing FFFB Common Stock ("CERTIFICATES") (or customary affidavits and, if required by CLAS pursuant to SECTION 2.7(i), indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of FFFB Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any FFFB stockholder may at any time prior to the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any FFFB stockholder may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent. All elections shall be revoked automatically if the Exchange Agent is notified in writing by CLAS and FFFB that this Agreement has been terminated. If a stockholder either (i) does not submit a properly completed Election Form by the Election Deadline or (ii) revokes its Election Form prior to the Election Deadline and does not submit a new properly executed Election Form prior to the Election Deadline, the shares of FFFB Common Stock held by such stockholder shall be designated Non-Election Shares. CLAS shall cause the Certificates representing FFFB Common Stock described in (ii) to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

          (d) Notwithstanding any other provision contained in this Agreement, 50% of the total number of shares of FFFB Common Stock outstanding at the Effective Time (the "STOCK CONVERSION NUMBER") shall be converted into the Stock Consideration and the remaining outstanding shares of FFFB Common Stock (excluding shares of FFFB Common Stock to be canceled as provided in SECTION 2.5(d) and Dissenters' Shares) shall be converted into the Cash Consideration; PROVIDED, HOWEVER, that for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the IRC and, notwithstanding anything to the contrary contained herein, in order that the Merger will not fail to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the IRC, CLAS shall increase the number of shares of FFFB Common Stock that will be converted into the Stock Consideration and reduce the number of shares of FFFB Common Stock that will be converted into the right to receive the Cash Consideration to ensure that the Stock Consideration will represent 45% of the value of the aggregate Merger Consideration, increased by the value of any Excluded Shares, each as measured as of the Effective Time.

          (e) Within three business days after the later to occur of the Election Deadline or the Effective Time, CLAS shall cause the Exchange Agent to effect the allocation among holders of FFFB Common Stock of rights to receive the Cash Consideration and the Stock Consideration and to distribute such consideration as follows:

               (i) If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each holder of Stock Election Shares will be entitled to receive (A) the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (1) the number of Stock Election Shares held by such holder by (2) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number and (B) the Cash
Consideration in respect of the remaining number of such holder's Stock
Election Shares;

               (ii) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the "SHORTFALL NUMBER"), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

                       (A) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and each holder of Non-Election Shares shall receive (1) the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares and (2) the Cash Consideration in respect of the remaining number of such holder's Non-Election Shares; or

                       (B) if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and each holder of Cash Election Shares shall receive (1) the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares and (2) the Cash Consideration in respect of the remaining number of such holder's Cash Election Shares.

          For purposes of the foregoing calculations, Excluded Shares shall be deemed to be Cash Election Shares. For purposes of this SECTION 2.6(e), if CLAS is obligated to increase the number of shares of FFFB Common Stock to be converted into shares of CLAS Common Stock as a result of the application of the last clause of SECTION 2.6(d) above, then the higher number shall be substituted for the Stock Conversion Number in the calculations set forth in this SECTION 2.6(e).

     2.7  EXCHANGE PROCEDURES.

          (a) Appropriate transmittal materials ("LETTER OF TRANSMITTAL") in a form satisfactory to CLAS and FFFB shall be mailed as soon as practicable after the Effective Time to each holder of record of FFFB Common Stock as of the Effective Time who did not previously submit a completed Election Form. A Letter of Transmittal will be deemed properly completed only if accompanied by certificates representing all shares of FFFB Common Stock to be converted thereby.

          (b) At and after the Effective Time, each Certificate (except as specifically set forth in SECTION 2.5(d)) shall represent only the right to receive the Merger Consideration.

          (c) Prior to the Effective Time, CLAS shall (i) reserve for issuance with its transfer agent and registrar a sufficient number of shares of CLAS Common Stock to provide for payment of the aggregate Stock Consideration and
(ii) deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of FFFB Common Stock, an amount of cash sufficient to pay the aggregate Cash Consideration.

          (d) The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as CLAS may reasonably determine and (iii) include instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the proper surrender of the Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of CLAS Common Stock that such holder has the right to receive pursuant to SECTION 2.5, if any, and a check in the amount equal to the cash that such holder has the right to receive pursuant to SECTION 2.5, if any, (including any cash in lieu of fractional shares, if any, that such holder has the right to receive pursuant to
SECTION 2.5, and any dividends or other distributions to which such holder is entitled pursuant to SECTION 2.5). Certificates so surrendered shall forthwith be canceled. As soon as practicable following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute CLAS Common Stock and cash as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of CLAS Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto. If there is a transfer of ownership of any shares of FFFB Common Stock not registered in the transfer records of FFFB, the Merger Consideration shall be issued to the transferee thereof if the Certificates representing such FFFB Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of CLAS and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

          (e) No dividends or other distributions declared or made after the Effective Time with respect to CLAS Common Stock issued pursuant to this Agreement shall be remitted to any person entitled to receive shares of CLAS Common Stock hereunder until such person surrenders his or her Certificates in accordance with this SECTION 2.7. Upon the surrender of such person's Certificates, such person shall be entitled to receive any dividends or other distributions, without interest thereon, which subsequent to the Effective Time had become payable but not paid with respect to shares of CLAS Common Stock represented by such person's Certificates.

          (f) The stock transfer books of FFFB shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of FFFB of any shares of FFFB Common Stock. If, after the Effective Time, Certificates are presented to CLAS, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this SECTION 2.7.

          (g) Any portion of the aggregate amount of cash to be paid pursuant to SECTION 2.5, any dividends or other distributions to be paid pursuant to this
SECTION 2.7 or any proceeds from any investments thereof that remains unclaimed by the stockholders of FFFB for six months after the Effective Time shall be repaid by the Exchange Agent to CLAS upon the written request of CLAS. After such request is made, any stockholders of FFFB who have not theretofore complied with this SECTION 2.7 shall look only to CLAS for the Merger Consideration deliverable in respect of each share of FFFB Common Stock such stockholder holds, as determined pursuant to SECTION 2.5 of this Agreement, without any interest thereon. If outstanding Certificates are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by any abandoned property, escheat or other applicable laws, become the property of CLAS (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any affiliate thereof) shall be liable to any former holder of FFFB Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (h) CLAS and the Exchange Agent shall be entitled to rely upon FFFB's stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, CLAS and the Exchange Agent shall be entitled to deposit any Merger Consideration deliverable in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

          (i) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or CLAS, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to SECTION 2.5.

     2.8 EFFECT ON OUTSTANDING SHARES OF CLAS COMMON STOCK. At and after the Effective Time, each share of CLAS Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

     2.9 DIRECTORS AFTER EFFECTIVE TIME. Immediately after the Effective Time, until their respective successors are duly elected or appointed and qualified, the directors of the Surviving Corporation shall consist of the directors of CLAS serving immediately prior to the Effective Time and the directors of Classic Bank shall consist of the current directors of Classic Bank serving at the Effective Time; provided however that CLAS shall offer to Steven V. Milleson the opportunity to serve on its Board of Directors and Classic Bank shall offer to David Phillips and Edward R. Rambacher the opportunity to serve on its board of directors.

     2.10 CERTIFICATE OF INCORPORATION AND BYLAWS. The certificate of incorporation of CLAS, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law. The bylaws of CLAS, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

     2.11 TREATMENT OF STOCK OPTIONS AND RESTRICTED STOCK.

          (a) Each option to purchase shares of FFFB Common Stock issued by FFFB and outstanding at the Effective Time (a "FFFB OPTION") pursuant to any stock option plan approved by FFFB's stockholder's prior to the date hereof, whether or nor then vested or exercisable, shall be cancelled and all rights thereunder shall be extinguished. As consideration for such cancellation, FFFB shall make payment immediately prior to the Effective Time to each holder of a FFFB Option of an amount determined by multiplying (x) the number of shares of FFFB Common Stock subject to such holder's FFFB Option by (y) an amount equal to the excess (if any) of (i) the value of $24 over (ii) the exercise price per share of such FFFB Option, PROVIDED, HOWEVER, that no such payment shall be made to such holder unless and until such holder has executed and delivered to FFFB an instrument in such form prescribed by CLAS and reasonably satisfactory to FFFB accepting such payment in full settlement of his or her rights relative to FFFB Option.

          (b) At the Effective Time, each share of restricted stock outstanding as of the Effective Time and issued pursuant to FFFB's Recognition and Retention Plan and Trust and 2002 Directors Stock Plan, to the extent not already vested, shall vest and shall represent the right to receive the same rights provided to other holders of FFFB Common Stock pursuant to SECTION 2.5 above.

     2.12 DISSENTERS' RIGHTS. Notwithstanding any other provision of this Agreement to the contrary, shares of FFFB Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger and who have filed with FFFB a written objection to the Merger (collectively, the "DISSENTERS' SHARES") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders instead shall be entitled only to such rights as are granted by applicable law, except that all Dissenters' Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to payment of the fair value of their shares under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in SECTION 2.7 of the FFFB Certificate or FFFB Certificates that, immediately prior to the Effective Time, evidenced such shares. FFFB shall give CLAS (i) prompt notice of any written objections to the Merger and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under the DGCL consistent with the obligations of FFFB thereunder. FFFB shall not, except with the prior written consent of CLAS, (x) make any payment with respect to such demand, (y) offer to settle or settle any demand for payment or (z) waive any failure to timely deliver a written demand for payment or timely take any other action in accordance with the DGCL.

     2.13 BANK MERGER. Concurrently with or as soon as practicable after the execution and delivery of this Agreement, Classic Bank, a wholly owned subsidiary of CLAS, and First Federal Savings Bank of Ironton ("FIRST FEDERAL"), a wholly owned subsidiary of FFFB, shall enter into the Plan of Bank Merger, in the form attached hereto as EXHIBIT B, pursuant to which First Federal will merge with and into Classic Bank (the "BANK MERGER"). The parties intend that the Bank Merger will become effective simultaneously with or immediately following the Effective Time.

     2.14 ALTERNATIVE STRUCTURE. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, CLAS may specify that the structure of the transactions contemplated by this Agreement be revised and the parties shall enter into such alternative transactions as CLAS may reasonably determine to effect the purposes of this Agreement; PROVIDED, HOWEVER, that such revised structure shall not (i) alter or change the amount or kind of the Merger Consideration, (ii) change the intended federal income tax consequences of the transactions contemplated by this Agreement or (iii) materially impede or delay the receipt of any regulatory approval referred to in, or the consummation of the transactions contemplated by, this Agreement. In the event that CLAS elects to make such a revision, the parties agree to execute appropriate documents to reflect the revised structure.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

     3.1 DISCLOSURE LETTERS. Prior to the execution and delivery of this Agreement, CLAS and FFFB have each delivered to the other a letter (each, its "DISCLOSURE LETTER") setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate in relation to any or all of their respective representations and warranties (and making specific reference to the Section of this Agreement to which they relate); provided, that no such fact, circumstance or event is required to be set forth in the Disclosure Letter as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standards of SECTION 6.2(a) or
SECTION 6.3(a) as applicable. The mere inclusion of a fact, circumstance or event in a Disclosure Letter shall not be deemed an admission by a party that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect. Any matter disclosed pursuant to one section of a party's Disclosure Letter shall be deemed disclosed for all purposes of such party's Disclosure Letter.

     3.2 REPRESENTATIONS AND WARRANTIES OF FFFB. FFFB represents and warrants to CLAS that, except as disclosed in FFFB's Disclosure Letter:

          (a) ORGANIZATION AND QUALIFICATION. FFFB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is registered with the OTS as a savings and loan holding company. FFFB has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. FFFB is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Affect on FFFB.

          (b)  SUBSIDIARIES.

               (i) FFFB's Disclosure Letter sets forth with respect to each of FFFB's Subsidiaries its name, its jurisdiction of incorporation, FFFB's percentage ownership, the number of shares of stock owned or controlled by FFFB and the name and number of shares held by any other person who owns any stock of the Subsidiary. FFFB owns of record and beneficially, directly or indirectly, all the capital stock of each of its Subsidiaries free and clear of any Liens. There are no contracts, commitments, agreements or understandings relating to FFFB's right to vote or dispose of any equity securities of its Subsidiaries. FFFB's ownership interest in each of its Subsidiaries is in compliance with all applicable laws, rules and regulations relating to equity investments by savings and loan holding companies or federally chartered savings associations.

               (ii) Each of FFFB's Subsidiaries is a corporation or issued depository institution duly organized and validly existing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Affect on such Subsidiary.

               (iii) The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock of any Subsidiary of FFFB are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

               (iv) No Subsidiary of FFFB other than First Federal is an "insured depository institution" as defined in the FDIA and the applicable regulations thereunder. First Federal is a qualified thrift lender pursuant to
Section 10(m) of the HOLA and its deposits are insured by the FDIC through the Savings Association Insurance Fund to the fullest extent permitted by law. First Federal is a member in good standing of the Federal Home Loan Bank of Cincinnati.

          (c)  CAPITAL STRUCTURE.

               (i)     The authorized capital stock of FFFB consists of:

                       (A)  1,000,000 shares of FFFB Common Stock; and

                       (B) 500,000 shares of preferred stock, par value $.01 per share.

               (ii)    As of the date of this Agreement:

                       (A) 461,622 shares of FFFB Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws including 21,996 shares of unvested restricted stock and no unallocated shares under the Recognition and Retention Plan and Trust;

                       (B) no shares of FFFB preferred stock are issued and outstanding; and

                       (C) no shares of FFFB Common Stock are reserved for issuance under any director or employee benefit plan other than:

                       (1) 49,790 shares held in the FFFB Employee Stock Ownership Plan;

                       (2) 10,993 shares are unallocated under the FFFB Recognition and Retention Plan and Trust and there are no unvested awards under such plan;

                       (3) 67,178 shares reserved for issuance under the FFFB Stock Option Plan of which 36,224 shares are subject to outstanding awards; and

                       (4) there were no shares reserved for issuance under the 2002 Directors Stock Plan which are not subject to outstanding awards.

               (iii) Set forth in FFFB's Disclosure Letter is a complete and accurate list of all outstanding FFFB Options, including the names of the optionees, dates of grant, exercise prices, dates of vesting, dates of termination, shares subject to each grant and whether stock appreciation, limited or other similar rights were granted in connection with such options.

               (iv) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of FFFB may vote are issued or outstanding.

               (v) Except as set forth in this Section 3.2(c) and the FFFB Disclosure Letter and except for rights (the "Rights") which have been distributed to stockholders of FFFB pursuant to FFFB's Stockholder Protection Rights Agreement dated March 22, 2001 between FFFB and the Registrar and Transfer Company, Cransford, New Jersey, (the "FFFB Rights Agreement"), as of the date of this Agreement, (A) no shares of capital stock or other voting securities of FFFB or any of its Subsidiaries are issued, reserved for issuance or outstanding and (B) neither FFFB nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating FFFB or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of FFFB or obligating FFFB or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of FFFB or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of FFFB or any of its Subsidiaries.

          (d)  AUTHORITY.

               (i) FFFB has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of FFFB's Board of Directors, and no other corporate proceedings on the part of FFFB are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of FFFB Common Stock. This Agreement has been duly and validly executed and delivered by FFFB and constitutes a valid and binding obligation of FFFB, enforceable against FFFB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

               (ii) Effective prior to execution of this Agreement, FFFB has taken all action necessary under the FFFB Rights Agreement so that execution of this Agreement and consummation of the transactions contemplated herein shall not result in the grant of any Rights to any person or enable or require any of the Rights to be exercised, transferred or triggered.

          (e) NO VIOLATIONS. The execution, delivery and performance of this Agreement by FFFB do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming all required governmental approvals have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which FFFB or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the certificate of incorporation or bylaws of FFFB or the similar organizational documents of any of its Subsidiaries or
(iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of FFFB or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which FFFB or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject except, in the case of (iii), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on FFFB.

          (f) CONSENTS AND APPROVALS. No consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained in connection with the execution and delivery by FFFB of this Agreement or the consummation by FFFB of the Merger and the other transactions contemplated by this Agreement, including the Bank Merger, except for (i) filings of applications and notices with, receipt of approvals or nonobjections from, and expiration of the related waiting period required by, federal and state banking authorities, (ii) filing of the Registration Statement with the SEC and declaration by the SEC of the Registration Statement's effectiveness under the Securities Act, (iii) the registration or qualification of the shares of CLAS Common Stock to be issued in exchange for shares of FFFB Common Stock under state securities or "blue sky" laws and (iv) the listing of the shares of CLAS Common Stock to be issued in exchange for shares of FFFB Common Stock on The Nasdaq Small Cap Market. As of the date hereof, FFFB knows of no reason pertaining to FFFB why any of the approvals referred to in this
SECTION 3.2(f) should not be obtained without the imposition of any material condition or restriction described in SECTION 6.1(b).

          (g) SECURITIES FILINGS. Since October 1, 1999, FFFB has filed with the SEC all reports, schedules, registration statements, definitive proxy statements and other documents that it has been required to file under the Securities Act or the Exchange Act (collectively, "FFFB'S REPORTS"). FFFB has made available to CLAS an accurate and complete copy of (i) each of FFFB's Reports and (ii) each communication mailed by FFFB to its stockholders prior to the date hereof. None of FFFB's Reports or such communications contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, all of FFFB's Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder. Each of the financial statements (including, in each case, any notes thereto) of FFFB included in FFFB's Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

          (h) FINANCIAL STATEMENTS. FFFB has previously made available to CLAS copies of (i) the consolidated balance sheets of FFFB and its Subsidiaries as of September 30, 2001 and 2000 and related consolidated statements of income, cash flows and changes in stockholders' equity for each of the years in the two-year period ended September 30, 2001, together with the notes thereto, accompanied by the audit report of FFFB's independent public auditors, as reported in FFFB's Annual Report on Form 10-KSB for the year ended September 30, 2001 filed with the SEC, (ii) the unaudited consolidated balance sheet of FFFB and its Subsidiaries as of June 30, 2002 and the related consolidated statements of income and cash flows for the nine months ended June 30, 2002 and 2001, as reported in FFFB's Quarterly Report on Form 10-QSB for the period ended June 30, 2002 filed with the SEC and (iii) the unaudited condensed consolidated balance sheet of FFFB and its Subsidiaries as of September 30, 2002 and the related unaudited consolidated statements of income and cash flows for the three and twelve month periods ended September 30, 2001 and 2002 as reported in FFFB's Reports. Such financial statements were prepared from the books and records of FFFB and its Subsidiaries, fairly present the consolidated financial position of FFFB and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations, retained earnings and cash flows of FFFB and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; PROVIDED, HOWEVER, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes to the extent permitted under applicable regulations. The books and records of FFFB and its Subsidiaries have been, and are being, maintained in all respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

          (i) UNDISCLOSED LIABILITIES. Except as set forth on the FFFB Disclosure Letter, neither FFFB nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated balance sheet of FFFB as of June 30, 2002 as included in FFFB's Quarterly Report on Form 10-QSB for the period ended June 30, 2002, except for (i) liabilities incurred since June 30, 2002 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on FFFB and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

          (j) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in FFFB's Reports filed with the SEC prior to the date of this Agreement, and except for actions and omissions of FFFB taken with the prior written consent of CLAS in contemplation of the transactions contemplated hereby and for direct effects of compliance with this Agreement on the operating performance of FFFB, including expenses incurred by FFFB in consummating the transactions contemplated by this Agreement, since June 30, 2002, (i) FFFB and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices, (ii) there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on FFFB or on the ability of FFFB to complete the transactions contemplated by this Agreement, (iii) there has been no increase in the salary, compensation, pension or other benefits payable or to become payable by FFFB or any of its Subsidiaries to any of their respective directors, officers or employees, other than in conformity with the policies and practices of such entity in the usual and ordinary course of its business, (iv) neither FFFB nor any of its Subsidiaries has paid or made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of their directors, officers or employees and (v) there has been no change in any accounting principles, practices or methods of FFFB or any of its Subsidiaries other than as required by GAAP.

          (k) LITIGATION. There are no suits, actions or legal, administrative or arbitration proceedings pending or, to the knowledge of FFFB, threatened against or affecting FFFB or any of its Subsidiaries or any property or asset of FFFB or any of its Subsidiaries that (i) individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on FFFB or (ii) challenge the validity or propriety of the transactions contemplated by this Agreement. To the knowledge of FFFB, there are no investigations, reviews or inquiries by any court or Governmental Entity pending or threatened against FFFB or any of its Subsidiaries. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against FFFB or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on FFFB.

          (l) ABSENCE OF REGULATORY ACTIONS. Since December 31, 1997, neither FFFB nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by any Government Regulator, or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking. There are no unresolved violations, criticisms or exceptions by any Government Regulator with respect to any report or statement relating to any examinations of FFFB or its Subsidiaries.

          (m) COMPLIANCE WITH LAWS. FFFB and each of its Subsidiaries conducts its business in compliance in all material requests with all statutes, laws, regulations, ordinances, rules, judgements, orders or decrees applicable to it or the employees conducting such business. FFFB and each of its Subsidiaries has all material permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the knowledge of FFFB, no suspension or cancellation of any of them is threatened. Neither FFFB nor any of its Subsidiaries has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on FFFB.

          (n) TAXES. All federal, state, local and foreign tax returns required to be filed by or on behalf of FFFB or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by FFFB or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on FFFB's balance sheet (in accordance with GAAP). There is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of FFFB or any of its Subsidiaries, and no claim has been made in writing by any authority in a jurisdiction where FFFB or any of its Subsidiaries do not file tax returns that FFFB or any such Subsidiary is subject to taxation in that jurisdiction. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to FFFB or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on FFFB's balance sheet (in accordance with GAAP). FFFB and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect. FFFB and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and FFFB and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part
III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements. Except as set forth in the FFFB Disclosure Letter, neither FFFB nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement, in the payment of any "excess parachute payments" within the meaning of Section 280G of the IRC and neither FFFB nor any of its Subsidiaries has made any payments and is not a party to any agreement, and does not maintain any plan, program or arrangement, that could require it to make any payments (including any deemed payment of compensation upon the exercise of a FFFB Option or upon the issuance of any FFFB Common Stock), that would not be fully deductible by reason of Section 162(m) of the IRC.

          (o)  AGREEMENTS.

               (i) FFFB and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) to be performed after the date hereof that has not been filed with FFFB's Reports.

               (ii) FFFB's Disclosure Letter lists any contract, arrangement, commitment or understanding (whether written or oral) not filed with FFFB's Reports to which FFFB or any of its Subsidiaries is a party or is bound:

                       (A) with any executive officer or other key employee of FFFB or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving FFFB or any of its Subsidiaries of the nature contemplated by this Agreement;

                       (B) with respect to the employment of any directors, officers, employees or consultants;

                       (C) any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan);

                       (D) containing covenants that limit the ability of FFFB or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, FFFB (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency);

                       (E) pursuant to which FFFB or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity;

                       (F) not fully disclosed in FFFB's Reports that relates to borrowings of money (or guarantees thereof) by FFFB or any of its Subsidiaries in excess of $50,000; or

                       (G) which is a lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $25,000 on an annual basis.

               (iii) Except as set forth on the FFFB Disclosure Letter, FFFB nor any of its Subsidiaries is in default under (and no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the knowledge of FFFB, no other party to any such agreement (excluding any loan or extension of credit made by FFFB or any of its Subsidiaries) is in default in any respect thereunder, except for such defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on FFFB.

          (p) INTELLECTUAL PROPERTY. FFFB and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its businesses, and neither FFFB nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Each of FFFB and its Subsidiaries has performed all the obligations required to be performed by it and are not in default under any contact, agreement, arrangement or commitment relating to any of the foregoing.

          (q) LABOR MATTERS. FFFB and its Subsidiaries are in material compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Neither FFFB nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is FFFB or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor, to the knowledge of FFFB, has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving FFFB or any of its Subsidiaries pending or, to the knowledge of FFFB, threatened.

          (r)  EMPLOYEE BENEFIT PLANS.

               (i) FFFB's Disclosure Letter contains a complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, recognition and retention, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, "employee benefit plans," as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of FFFB or any of its Subsidiaries (hereinafter referred to collectively as the "FFFB EMPLOYEE PLANS"). True and complete copies of each agreement, plan and other documents referenced in FFFB's Disclosure Letter have been made available to CLAS. There has been no announcement or commitment by FFFB or any of its Subsidiaries to create an additional FFFB Employee Plan, or to amend any FFFB Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such FFFB Employee Plan.

               (ii) There is no pending or threatened litigation, administrative action or proceeding relating to any FFFB Employee Plan. All of the FFFB Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws. There has occurred no "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the FFFB Employee Plans which is likely to result in the imposition of any penalties or taxes upon FFFB or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the IRC.

               (iii) No liability to the Pension Benefit Guarantee Corporation has been or is expected by FFFB or any of its Subsidiaries to be incurred with respect to any FFFB Employee Plan which is subject to Title IV of ERISA ("FFFB PENSION PLAN"), or with respect to any "single-employer plan" (as defined in
Section 4001(a) of ERISA) currently or formerly maintained by FFFB or any ERISA Affiliate. No FFFB Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each FFFB Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such FFFB Pension Plan as of the end of the most recent plan year with respect to the respective FFFB Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such FFFB Pension Plan as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any FFFB Pension Plan within the 12-month period ending on the date hereof. Neither FFFB nor any of its Subsidiaries has provided, or is required to provide, security to any FFFB Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the IRC. Neither FFFB, its Subsidiaries, nor any ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980.

               (iv) Each FFFB Employee Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (a "FFFB QUALIFIED PLAN") has received a favorable determination letter from the IRS, and FFFB and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter. Each FFFB Qualified Plan that is an "employee stock ownership plan" (as defined in Section 4975(e)(7) of the IRC) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the IRC and the regulations thereunder in all material respects and any assets of any such FFFB Qualified Plan that, as of the end of the plan year, are not allocated to participants' individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness.

               (v) Neither FFFB nor any of its Subsidiaries has any obligations for post-retirement or post-employment benefits under any FFFB Employee Plan that cannot be amended or terminated upon 60 days' notice or less without incurring any liability thereunder, except for coverage required by
Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals.

          (s)  PROPERTIES.

               (i) A description of each parcel of real property owned by FFFB or a Subsidiary of FFFB is set forth in FFFB's Disclosure Letter. FFFB and each of its Subsidiaries has good and marketable title to all real property owned by it (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer), in each case free and clear of any Liens except (A) liens for taxes not yet due and payable, (B) such easements, restrictions and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby and (C) as reflected on the consolidated balance sheet of FFFB as of June 30, 2003 included in FFFB's Reports. All real property and fixtures of FFFB and each of its Subsidiaries are in a good state of maintenance and repair (normal wear and tear excepted), conform in all material respects with all applicable ordinances, regulations and zoning laws and are considered by FFFB to be adequate for the current business of FFFB and its Subsidiaries. To the knowledge of FFFB, none of the buildings, structures or other improvements located on its real property encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.

               (ii) FFFB and each of its Subsidiaries has good and marketable title to all tangible personal property owned by it, free and clear of all Liens except such encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. With respect to personal property used in the business of FFFB and its Subsidiaries that is leased rather than owned, neither FFFB nor any of its Subsidiaries is in default under the terms of any such lease except where any such default would not result in a Material Adverse Effect on FFFB.

               (iii) A description of all real property leased by FFFB or a Subsidiary of FFFB is set forth in FFFB's Disclosure Letter. Each lease pursuant to which FFFB or any of its Subsidiaries as lessee, leases real or personal property, is valid and in full force and effect and neither FFFB nor any of its Subsidiaries, nor, to FFFB's knowledge, any other party to any such lease, is in default or in violation of any material provisions of any such lease except where any such default would not result in a Material Adverse Effect on FFFB.

          (t) FAIRNESS OPINION. FFFB has received the opinion of Keller & Co. to the effect that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to FFFB's stockholders.

          (u) FEES. Other than financial advisory services performed for FFFB by Keller & Company, Inc. pursuant to an agreement dated December 17, 2002, a true and complete copy of which is set forth in FFFB's Disclosure Letter, neither FFFB nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for FFFB or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

          (v)  ENVIRONMENTAL MATTERS.

               (i) Each of FFFB and its Subsidiaries, the Participation Facilities, and, to the knowledge of FFFB, the Loan Properties are, and have been, in substantial compliance with all Environmental Laws except where such failure to be in compliance with any Environmental Laws would not, individually or in the aggregate, have a Material Adverse Effect on FFFB.

               (ii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of FFFB, threatened, before any court, governmental agency or board or other forum against FFFB or any of its Subsidiaries or any Participation Facility (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by FFFB or any of its Subsidiaries or any Participation Facility.

               (iii) To the knowledge of FFFB, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or FFFB or any of its Subsidiaries in respect of such Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property.

               (iv) Neither FFFB nor any of its Subsidiaries, has received any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

               (v) To the knowledge of FFFB and its Subsidiaries, there are no underground storage tanks at any properties owned or operated by FFFB or any of its Subsidiaries or any Participation Facility and no underground storage tanks have been closed or removed from any properties owned or operated by FFFB or any of its Subsidiaries or any Participation Facility.

               (vi) To the knowledge of FFFB and its Subsidiaries during the period of (A) FFFB's or its Subsidiary's ownership or operation of any of their respective current properties or (B) FFFB's or its Subsidiary's participation in the management of any Participation Facility, there has been no release of Hazardous Materials in, on, under or affecting such properties. To the knowledge of FFFB, prior to the period of (A) FFFB's or its Subsidiary's ownership or operation of any of their respective current properties or (B) FFFB's or its Subsidiary's participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

          (w)  LOAN PORTFOLIO; ALLOWANCE FOR LOAN LOSSES.

               (i) With respect to each Loan owned by FFFB or its Subsidiaries in whole or in part:

                       (A) The note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms subject to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditor's rights and general equity principles;

                       (B) neither FFFB nor any of its Subsidiaries, nor to the knowledge of FFFB and its Subsidiaries, any prior holder of a Loan, has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

                       (C) FFFB or a Subsidiary of FFFB is the sole holder of legal and beneficial title to each Loan (or FFFB's or its Subsidiary's applicable participation interest, as applicable), except as otherwise referenced on the books and records of FFFB or a Subsidiary of FFFB;

                       (D) the original note and the related security documents are included in the Loan files, and copies of any documents in the Loan files are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file; and

                       (E) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

               (ii) The allowance for loan losses amounts reflected in FFFB's balance sheets at September 30, 2001, June 30, 2002, September 30, 2002 and the date hereof, were, and the allowance for loan losses shown on the balance sheets in FFFB's Reports for periods ending after September 30, 2002, in the opinion of management, were or will be adequate, as of the dates thereof, under GAAP.

               (iii) The FFFB Disclosure Letter sets forth every FFFB loan, lease or other extension of credit as of November 30, 2002 (A) which is 90 days or more delinquent, (B) has been classified as "special mention", "substandard", "doubtful", "loss", "non-performing", or "of concern", or (C) involves a borrower or collateral in bankruptcy, reorganization or similar proceeding. Since November 30, 2002, there has been no material adverse change in the items listed in parts (A), (B) and (C) of this paragraph.

          (x) DEPOSITS. Except as set forth in the FFFB Disclosure Letter, none of the deposits of First Federal is a "brokered" deposit, as such terms is defined at 12 C.F.R. Section 337.6(a)(2).

          (y) ANTI-TAKEOVER PROVISIONS INAPPLICABLE. Assuming the accuracy of the representations contained in Section 3.3(f) hereof, the Agreement, the Plan of Bank Merger, the Merger and the Bank Merger are not subject to any provisions of an antitakeover nature contained in FFFB's or its Subsidiaries' organizational documents, the Stockholder Protection Rights Agreement, and the provisions of any federal or state "anti-takeover," "fair price," "moratorium," "control share acquisition" or similar laws or regulations. To the best of FFFB's knowledge, the FFFB Rights Agreement has not been amended since adoption; as of the Effective Time, the Rights will not be, nor will they have ever been, exercisable or transferable separately from the FFFB Common Stock; and upon the completion the Merger, the Rights will expire and no person shall have any rights with respect to the FFFB Rights Agreement.

          (z) MATERIAL INTERESTS OF CERTAIN PERSONS. No officer or director of FFFB, or any "associate" (as such term is defined in Rule 12b-2 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of FFFB or any of its subsidiaries.

          (aa) INSURANCE. In the opinion of management, FFFB and its Subsidiaries are presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by FFFB and its Subsidiaries are in full force and effect, FFFB and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

          (bb) INVESTMENT SECURITIES; DERIVATIVES.

               (i) Except as indicated in the FFFB Disclosure Letter and except for (A) restrictions that exist for securities that are classified as "held to maturity" and (B) securities which are pledged with respect to certain borrowings of FFFB, none of the investment securities held by FFFB or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

               (ii) Except as set forth in the FFFB Disclosure Letter neither FFFB nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives."

          (cc) INDEMNIFICATION. Except as provided in the certificate of incorporation or bylaws of FFFB and the similar organizational documents of its Subsidiaries and except as set forth in FFFB's Disclosure Letter, neither FFFB nor any of its Subsidiaries is a party to any agreement that provides for the indemnification of any of its present or former directors, officers or employees, or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of FFFB and, to the knowledge of FFFB, there are no claims for which any such person would be entitled to indemnification under the certificate of incorporation or bylaws of FFFB or the similar organizational documents of any of its Subsidiaries, under any applicable law or regulation or under any indemnification agreement.

          (dd) CORPORATE DOCUMENTS. FFFB has previously furnished or made available to CLAS a complete and correct copy of the certificate of incorporation, bylaws and similar organizational documents of FFFB and each of FFFB's Subsidiaries, as in effect as of the date of this Agreement. Neither FFFB nor any of FFFB's Subsidiaries is in violation of its certificate of incorporation, bylaws or similar organizational documents. The minute books of FFFB and each of FFFB's Subsidiaries constitute a complete and correct record of all material actions taken by their respective boards of directors (and each committee thereof) and their stockholders.

          (ee) FFFB INFORMATION. The information regarding FFFB and its Subsidiaries to be supplied by FFFB for inclusion in the Registration Statement, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement-Prospectus (except for such portions thereof as relate only to CLAS or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

          (ff) COMMUNITY REINVESTMENT ACT COMPLIANCE. First Federal is in material compliance with the applicable provisions of the CRA and the regulations promulgated thereunder except where the failure to be in compliance would not have a Material Adverse Effect of FFFB, and First Federal currently has a CRA rating of satisfactory or better. To the knowledge of FFFB, there is no fact or circumstance or set of facts or circumstances that would cause First Federal to fail to comply with such provisions or cause the CRA rating of First Federal to fall below satisfactory.

          (gg) TAX TREATMENT OF THE MERGER. FFFB has no knowledge of any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368 of the IRC.

          (hh) MERGER WITH LINCOLN SAVINGS AND LOAN ASSOCIATION.

               (i) The merger between First Federal and Lincoln Savings and Loan Association (the "Lincoln Merger") was completed on October 4, 2002 (the "Lincoln Closing Date").

               (ii) As of the Lincoln Closing Date, the representation and warranties contained in the Agreement and Plan of Reorganization between Lincoln Savings and Loan Association ("Lincoln") and First Federal (the "Lincoln Merger Agreement") dated April 25, 2002 were true and complete in every respect as if made on such date.

               (iii) All documentation related to the Lincoln Merger (including the disclosure letter to the Lincoln Merger Agreement) is attached to the FFFB Disclosure Letter.

               (iv) All of the conditions to closing set forth in the Lincoln Merger Agreement were complied with as of the Lincoln Closing Date and there were no waivers by any party of any such condition.

               (v) All material accounting adjustments made or to be made in connection with the Lincoln Merger and all non depository obligations in excess of $10,000 assumed in connection with the Lincoln Merger, regardless of whether or not paid as of the date hereof, are set forth in the FFFB Disclosure Letter. For the purpose of the preceding sentence, "non-depository obligations" shall include but not be limited to any obligations to (x) pay additional amounts to former Lincoln shareholders, (y) redeem Lincoln securities or (z) make any termination or similar payment in connection with any Lincoln item or data processing or similar contract.

          (ii) VOTING REQUIREMENTS.

               The affirmative vote at the FFFB Stockholders Meeting of the holders of a majority of the outstanding shares of FFFB Common Stock to approve and adopt this Agreement is the only vote of the holders of any class or series of the FFFB's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.


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

     3.3 REPRESENTATIONS AND WARRANTIES OF CLAS. CLAS REPRESENTS AND WARRANTS TO FFFB THAT, EXCEPT AS SET FORTH IN CLAS'S DISCLOSURE LETTER:

          (a) ORGANIZATION AND QUALIFICATION. CLAS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is registered with the FRB as a financial holding company. CLAS has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. CLAS is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on CLAS.

          (b)  SUBSIDIARIES.

               (i) CLAS owns of record and beneficially all the capital stock of each of its Subsidiaries free and clear of any Liens. There are no contracts, commitments, agreements or understandings relating to CLAS's right to vote or dispose of any equity securities of its Subsidiaries. CLAS's ownership interest in each of its Subsidiaries is in compliance with all applicable laws, rules and regulations.

               (ii) Each of CLAS's Subsidiaries is a corporation or insured depository institution duly organized and validly existing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Affect on CLAS.

               (iii) The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable. Except as set forth in the Disclosure Letter, no shares of capital stock of any Subsidiary are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

               (iv) No Subsidiary of CLAS other than Classic Bank is an "insured depository institution" as defined in the FDIA and the applicable regulations thereunder. Classic Bank's deposits are insured by the FDIC to the fullest extent permitted by law. Classic Bank is a member in good standing of the Federal Home Loan Bank of Cincinnati.

          (c)  CAPITAL STRUCTURE.

               (i)     The authorized capital stock of CLAS consists of:

                       (A)  1,700,000 shares of CLAS Common Stock; and

                       (B) 100,000 shares of preferred stock, par value $.01 per share.

               (ii)    As of the date of this Agreement:

                       (A) 1,105,486 shares of CLAS Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws;

                       (B) no shares of CLAS preferred stock are issued and outstanding; and

                       (C) 285,150 shares of CLAS Common Stock are reserved for issuance under CLAS's stock-based benefit plans and awards covering 240,636 shares are currently outstanding thereunder.

               (iii) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of CLAS may vote are issued or outstanding.

               (iv) Except as set forth in its Disclosure Letter, as of the date of this Agreement, (A) no shares of capital stock or other voting securities of CLAS are issued, reserved for issuance or outstanding and (B) neither CLAS nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating CLAS or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of CLAS or obligating CLAS or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of CLAS or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of CLAS or any of its Subsidiaries.

               (v) The shares of CLAS Common Stock to be issued in exchange for shares of FFFB Common Stock upon consummation of the Merger in accordance with this Agreement have been duly authorized and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

          (d) AUTHORITY. CLAS has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of CLAS's Board of Directors, and no other corporate proceedings (other than the approval and adoption of this Agreement by CLAS's stockholders) on the part of CLAS are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by CLAS and constitutes a valid and binding obligation of CLAS, enforceable against CLAS in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

          (e) NO VIOLATIONS. The execution, delivery and performance of this Agreement by CLAS do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming all required governmental approvals have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which CLAS or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the certificate of incorporation or bylaws of CLAS or the similar organizational documents of any of its Subsidiaries or
(iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of CLAS or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which CLAS or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject except, in the case of (iii), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on CLAS.

          (f) CONSENTS AND APPROVALS. No consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained in connection with the execution and delivery by CLAS of this Agreement or the consummation by CLAS of the Merger and the other transactions contemplated by this Agreement, including the Bank Merger, except for (i) filings of applications and notices with, receipt of approvals or nonobjections from, and expiration of the related waiting period required by, federal and state banking authorities, (ii) filing of the Registration Statement with the SEC and declaration by the SEC of the Registration Statement's effectiveness under the Securities Act, (iii) the registration or qualification of the shares of CLAS Common Stock to be issued in exchange for shares of CLAS Common Stock under state securities or "blue sky" laws and (iv) the listing of the shares of CLAS Common Stock to be issued in exchange for shares of FFFB Common Stock on The Nasdaq Small Cap Market. As of the date hereof, CLAS knows of no reason pertaining to CLAS why any of the approvals referred to in this
SECTION 3.3(f) should not be obtained without the imposition of any material condition or restriction described in SECTION 6.1(b).

          (g) SECURITIES FILINGS. Since October 1, 1999, CLAS has filed with the SEC all reports, schedules, registration statements, definitive proxy statements and other documents that it has been required to file under the Securities Act or the Exchange Act (collectively, "CLAS'S REPORTS"). CLAS has made available to FFFB an accurate and complete copy of (i) each of CLAS's

Reports and (ii) each communication mailed by CLAS to its stockholders prior to the date hereof. None of CLAS's Reports or such communications contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, all of CLAS's Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder. Each of the financial statements (including, in each case, any notes thereto) of CLAS included in CLAS's Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

          (h) FINANCIAL STATEMENTS. CLAS has previously made available to FFFB copies of (i) the consolidated balance sheets of CLAS and its Subsidiaries as of March 31, 2002 and 2001 and related consolidated statements of income, cash flows and changes in stockholders' equity for the two years ended March 31, 2002, together with the notes thereto, accompanied by the audit report of CLAS's independent public auditors, as reported in CLAS's Annual Report on Form 10-KSB for the year ended March 31, 2002 filed with the SEC and (ii) the unaudited consolidated balance sheet of CLAS and its Subsidiaries as of September 30, 2002 and the related consolidated statements of income, cash flows and changes in stockholders' equity for the six months ended September 30, 2002 and 2001, as reported in CLAS's Quarterly Report on Form 10-Q for the period ended September 30, 2002 filed with the SEC. Such financial statements were prepared from the books and records of CLAS and its Subsidiaries, fairly present the consolidated financial position of CLAS and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations, retained earnings and cash flows of CLAS and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; PROVIDED, HOWEVER, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes to the extent permitted under applicable regulations. The books and records of CLAS and its Subsidiaries have been, and are being, maintained in all respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

          (i) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in CLAS's Reports filed with the SEC prior to the date of this Agreement, since September 30, 2002 there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on CLAS or on the ability of CLAS to complete the transactions contemplated by this Agreement.

          (j) LITIGATION. There are no suits, actions or legal, administrative or arbitration proceedings pending or, to the knowledge of CLAS, threatened against or affecting CLAS or any of its Subsidiaries or any property or asset of CLAS or any of its Subsidiaries that (i) individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on CLAS or (ii) challenge the validity or propriety of the transactions contemplated by this Agreement. To the knowledge of CLAS, there are no investigations, reviews or inquires by any court or Governmental Entity pending or threatened against CLAS or any of its Subsidiaries. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against CLAS or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on CLAS.

          (k) ABSENCE OF REGULATORY ACTIONS. Since December 31, 1997, neither CLAS nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by any Government Regulator, or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking. There are no unresolved violations, criticisms or exceptions by any Government Regulator with respect to any report or statement relating to any examinations of CLAS or its Subsidiaries.

          (l) COMPLIANCE WITH LAWS. CLAS and each of its Subsidiaries conducts its business in compliance with all statutes, laws, regulations, ordinances, rules, judgements, orders or decrees applicable to it or the employees conducting such business. CLAS and each of its Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the knowledge of CLAS, no suspension or cancellation of any of them is threatened. Neither CLAS nor any of its Subsidiaries has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on CLAS.

          (m) TAXES. All federal, state, local and foreign tax returns required to be filed by or on behalf of CLAS or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by CLAS or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on CLAS's balance sheet (in accordance with GAAP). There is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of CLAS or any of its Subsidiaries, and no claim has been made in writing by any authority in a jurisdiction where CLAS or any of its Subsidiaries do not file tax returns that CLAS or any such Subsidiary is subject to taxation in that jurisdiction. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to CLAS or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on CLAS's balance sheet (in accordance with GAAP). CLAS and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect. CLAS and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and CLAS and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

          (n)  AGREEMENTS.

               (i) CLAS and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), to be performed after the date hereof that has not been filed with CLAS's Reports.

               (ii) Neither CLAS nor any of its Subsidiaries is in default under (and no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the knowledge of CLAS, no other party to any such agreement (excluding any loan or extension of credit made by CLAS or any of its Subsidiaries) is in default in any respect thereunder, except for such defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on CLAS.

          (o) CLAS INFORMATION. The information regarding CLAS and its Subsidiaries to be supplied by CLAS for inclusion in the Registration Statement, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement-Prospectus (except for such portions thereof that relate only to FFFB or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

          (p) COMMUNITY REINVESTMENT ACT COMPLIANCE. Classic Bank is in material compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, except where such failure to be in compliance would not reasonably be expected to have a Material Adverse Effect on CLAS. Classic Bank currently has a CRA rating of satisfactory or better. To the knowledge of CLAS, there is no fact or circumstance or set of facts or circumstances that would cause Classic Bank to fail to comply with such provisions or cause the CRA rating of Classic Bank to fall below satisfactory.

          (q) TAX TREATMENT OF THE MERGER. CLAS has no knowledge of any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368 of the IRC.

          (r) AVAILABILITY OF FUNDS. CLAS has and will have available to it at the Effective Time, sources of capital sufficient to pay the aggregate Cash Consideration and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby. Classic Bank is, and immediately following the Merger and the Bank Merger will be, in compliance with all applicable capital requirements.

          (s)  ENVIRONMENTAL MATTERS.

               (i) Each of CLAS and its Subsidiaries, the Participation Facilities, and, to the knowledge of CLAS, the Loan Properties are, and have been, in substantial compliance with all Environmental Laws, except where any failure to be in compliance with any Environmental Laws would not, individually or in aggregate, have a Material Adverse Effect on CLAS.

               (ii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of CLAS, threatened, before any court, governmental agency or board or other forum against CLAS or any of its Subsidiaries or any Participation Facility (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by CLAS or any of its Subsidiaries or any Participation Facility.

               (iii) To the knowledge of CLAS, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or CLAS or any of its Subsidiaries in respect of such Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property.

               (iv) Neither CLAS nor any of its Subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

               (v) There are no underground storage tanks at any properties owned or operated by CLAS or any of its Subsidiaries or any Participation Facility and no underground storage tanks have been closed or removed from any properties owned or operated by CLAS or any of its Subsidiaries or any Participation Facility.

               (vi) During the period of (A) CLAS's or its Subsidiary's ownership or operation of any of their respective current properties or (B) CLAS's or its Subsidiary's participation in the management of any Participation Facility, there has been no release of Hazardous Materials in, on, under or affecting such properties. To the knowledge of CLAS, prior to the period of (A) CLAS's or its Subsidiary's ownership or operation of any of their respective current properties or (B) CLAS's or its Subsidiary's participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

          (t) OWNERSHIP OF FFFB COMMON STOCK. As of the date hereof, none of CLAS or any of its Subsidiaries, or to CLAS's knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of FFFB Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).

          (w) STOCKHOLDER APPROVAL. The approval of this Agreement by the holders of the CLAS Common Stock is the only vote of the holders of any class or series of CLAS's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger, and such approval does not require the vote of more than a majority of the outstanding shares of the CLAS Common Stock.

                                   ARTICLE IV
                           CONDUCT PENDING THE MERGER

     4.1 FORBEARANCES BY FFFB. Except as expressly contemplated or permitted by this Agreement and to the extent required by law or regulation, during the period from the date of this Agreement to the Effective Time, FFFB shall not, nor shall FFFB permit any of its Subsidiaries to, without the prior written consent of CLAS, which consent shall not be unreasonably withheld:

          (a) conduct its business other than in the regular, ordinary and usual course consistent with past practice; fail to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees; or take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

          (b)  (i)     incur, modify, extend or renegotiate any indebtedness for
borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, other than (i) NOW, money market and passbook deposit accounts,
(ii) securities sold with an agreement to repurchase within one year, federal funds purchases with terms of one year or less, and borrowings from a Federal Home Loan Bank that mature within one year and (iii) certificates of deposit that mature within 37 months; PROVIDED, HOWEVER, that in no event shall any new borrowings under Section (ii) above exceed an aggregate of $1,000,000;

               (ii) prepay any indebtedness or other similar arrangements so as to cause FFFB to incur any prepayment penalty thereunder;

          (c)  (i)     adjust, split, combine or reclassify any capital stock;

               (ii) make, declare or pay any dividend, or make any other distribution on its capital stock, except for regular quarterly cash dividends at a rate not in excess of $.07 per share of FFFB Common Stock and dividends paid by any of FFFB's Subsidiaries for the purpose of enabling FFFB to pay such dividends;

               (iii) grant any stock awards under the FFFB Employee Plans (other than the ESOP) or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

               (iv) issue any additional shares of capital stock or any securities or obligations convertible or exercisable for any shares of its capital stock except pursuant to the exercise of stock options outstanding and approved by FFFB's stockholders as of the date hereof;

          (d) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement;

          (e) except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

          (f) enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those contracts or agreements individually involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $30,000 per annum and other than contracts or agreements covered by SECTION 4.1(g);

          (g) make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except (i) in conformity with existing lending practices in amounts not to exceed an aggregate of $100,000 per borrower with respect to any individual borrower or (ii) loans or advances as to which FFFB has a binding obligation to make such loans or advances as of the date hereof;

          (h) except for loans or extensions of credit made on terms generally available to the public, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of FFFB or First Federal, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;

               (i) increase in any manner the compensation or fringe benefits of any of its employees or directors, or pay or make any stock award, cash or stock bonus, pension, retirement allowance or contribution to any such employees or directors not required by any binding agreement in effect as of the date hereof, except for annual employee salary increases of not more than 2% consistent with past practice;

               (ii) become a party to, amend (except as may be required by law) or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or director;

               (iii) voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation;

               (iv) elect to any senior executive office any person who is not a member of its senior executive officer team as of the date of this Agreement or elect to its Board of Directors any person who is not a member of its Board of Directors as of the date of this Agreement, or hire any employee;

               (v) submit for approval or ratification any stock option or similar plan to its stockholders; or

               (vi) make any quarterly contribution to the First Federal ESOP in excess of the First Federal's average quarterly contributions to the First Federal ESOP over the last two years; or

          (j) settle any claim, action or proceeding involving payment by it of money damages in excess of $25,000 or impose any material restriction on its operations or the operations of any of its Subsidiaries;

          (k) amend its certificate of incorporation or bylaws, or similar governing documents;

          (l) restructure or materially change its investment securities portfolio through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

          (m) make any investment in any debt security, including mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than one year;

          (n) make any capital expenditures other than pursuant to binding commitments existing on the date hereof, expenditures necessary to maintain existing assets in good repair, to make payment of necessary taxes;

          (o) establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

          (p) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

          (q) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

          (r) knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC; or

          (s) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this SECTION 4.1.

          Any request by FFFB or response thereto by CLAS shall be made in accordance with the notice provisions of SECTION 8.7 and shall note that it is a request pursuant to this SECTION 4.1.

     4.2 FORBEARANCES BY CLAS. Except as expressly contemplated or permitted by this Agreement, and except to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, CLAS shall not, nor shall CLAS permit any of its Subsidiaries to, without the prior written consent of FFFB, which shall not unreasonably be withheld:

          (a) take any action that is intended to or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

          (b) knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization withing the meaning of Section 368 of the IRC;

          (c) amend its certificate of incorporation or bylaws in a manner that would materially and adversely effect the benefits of the Merger to the stockholders of FFFB; or

          (d) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this SECTION 4.2.

                                    ARTICLE V
                                    COVENANTS

     5.1  ACQUISITION PROPOSALS.

          (a) Except as permitted by this Agreement, FFFB shall not, and shall not authorize or permit any of its Subsidiaries or any of its Subsidiaries' officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by FFFB or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal or (ii) participate in any discussions or negotiations, or otherwise communicate in any way with any person (other than CLAS), regarding an Acquisition Proposal. Notwithstanding the foregoing, FFFB may, in response to a Superior Proposal that has not been withdrawn and that did not otherwise result from a breach of this SECTION 5.1, (x) furnish non-public information with respect to FFFB to the person who made such Superior Proposal (y) participate in discussions or negotiations with such person regarding such Superior Proposal and (z) recommend such Superior Proposal to the stockholders of FFFB, if and so long as FFFB's Board of Directors determines in good faith, after consultation with and based upon the advice of its outside legal counsel, that such action is legally necessary for the proper discharge of its fiduciary duties under applicable law.

          (b) Nothing contained in this SECTION 5.1 shall prohibit FFFB from at any time taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or making any disclosure required by Rule 14a-9 promulgated under the Exchange Act.

          (c) FFFB will notify CLAS immediately orally (within one day) and in writing (within three days) of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal, including, in each case, the identity of the person making such Acquisition Proposal, request or inquiry and the terms and conditions thereof, and shall provide to CLAS any written materials received by FFFB or any of its Subsidiaries in connection therewith. FFFB will keep CLAS informed of any developments with respect to any such Acquisition Proposal, request or inquiry immediately upon the occurrence thereof. FFFB will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. FFFB will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence of SECTION 5.1(a) of the obligations undertaken in this
SECTION 5.1. FFFB will promptly request each person (other than CLAS) that has executed a confidentiality agreement prior to the date hereof in connection with its consideration of a business combination with FFFB or any of its Subsidiaries to return or destroy all confidential information previously furnished to such person by or on behalf of FFFB or any of its Subsidiaries. FFFB shall not release any third party from, or waive any provisions of, any confidentiality agreements or standstill agreement to which it or any of its Subsidiaries is a party.

     5.2 CERTAIN POLICIES AND ACTIONS OF FFFB. At the request of CLAS, FFFB shall (i) cause First Federal to modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and investment and asset/liability management policies and practices so as to be consistent with those of Classic Bank and (ii) recognize for financial reporting purposes of all its expenses related to the Merger; PROVIDED, HOWEVER, that FFFB shall not be required to take such actions prior to the date on which all regulatory and stockholder approvals required to consummate the transactions contemplated hereby are received, and until after receipt of written confirmation from CLAS that it is not aware of any fact or circumstance that would prevent completion of the Merger, and PROVIDED FURTHER, that such policies and procedures are not prohibited by GAAP or any applicable laws and regulations. FFFB's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this SECTION 5.2.

     5.3  ACCESS AND INFORMATION.

          (a) Upon reasonable notice, FFFB shall (and shall cause FFFB's Subsidiaries to) afford CLAS and its representatives (including, without limitation, directors, officers and employees of CLAS and its affiliates and counsel, accountants and other professionals retained by CLAS) such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), contracts, properties, personnel and to such other information relating to FFFB and FFFB's Subsidiaries as CLAS may reasonably request. Upon reasonable notice, CLAS shall (and shall cause Classic Bank to) afford FFFB and its representatives (including, without limitation, directors, officers and employees of FFFB and its affiliates and counsel, accountants and other professionals retained by FFFB) such reasonable access during normal business hours throughout the period prior to the Effective Time to the executive officers of CLAS and Classic Bank and to such information regarding CLAS and its Subsidiaries as FFFB may reasonably request. No investigation by any party pursuant to this SECTION 5.3 shall affect or be deemed to modify any representation or warranty made by the other party in this Agreement.

          (b) From the date hereof until the Effective Time, FFFB shall, and shall cause FFFB's Subsidiaries to, promptly provide CLAS with (i) a copy of each report, schedule, registration statement and other document filed or received by it pursuant to the requirements of the Securities Act or the Exchange Act, (ii) a copy of each report filed with federal or state banking regulators, (iii) a copy of each periodic report to its senior management and all materials relating to its business or operations furnished to its Board of Directors,
(iv) a copy of each press release made available to the public and (iv) all other information concerning its business, properties and personnel as CLAS may reasonably request. Notwithstanding the foregoing, neither FFFB nor its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure relates to any party's compliance with this Agreement or would violate the rights of such entity's customers, jeopardize the attorney-client privilege of the entity in possession or control of such information, or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the previous sentence apply.

          (c) FFFB and CLAS will not, and will cause its representatives not to, use any information obtained pursuant to this SECTION 5.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of applicable law, FFFB and CLAS will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this SECTION 5.3 unless such information (i) was already known to such party or an affiliate, other than pursuant to a confidentiality agreement or other confidential relationship, (ii) becomes available to such party or an affiliate from other sources not known by such party to be bound by a confidentiality agreement or other obligation of secrecy, (iii) is disclosed with the prior written approval of the other party or (iv) is or becomes readily ascertainable from published information or trade sources.

          (d) From and after the date hereof, representatives of CLAS and FFFB shall meet on a regular basis to discuss and plan for the conversion of FFFB's and its Subsidiaries' data processing and related electronic informational systems to those used by CLAS and its Subsidiaries with the goal of conducting such conversion simultaneously with the consummation of the Bank Merger.

     5.4  APPLICATIONS; CONSENTS; TRANSITION.

          (a) The parties hereto shall cooperate with each other and shall use their reasonable best efforts to prepare and file as soon as practicable after the date hereof all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement. FFFB and CLAS shall furnish each other with all information concerning themselves, their respective Subsidiaries, and their respective Subsidiaries' directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any application, notice or filing made by or on behalf of CLAS, FFFB or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement and the Plan of Bank Merger. CLAS and FFFB shall have the right to review in advance, and to the extent practicable each will consult with the other on, all the information relating to CLAS and FFFB, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity pursuant to this SECTION 5.4(a).

          (b) As soon as practicable after the date hereof, each of the parties hereto shall, and they shall cause their respective Subsidiaries to, use its best efforts to obtain any consent, authorization or approval of any third party that is required to be obtained in connection with the transactions contemplated by this Agreement and the Plan of Bank Merger.

          (c) CLAS and FFFB shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to facilitate the integration of the FFFB and its Subsidiaries, with the businesses of CLAS and its Subsidiaries to be effective as of the Effective Time. Without limiting the generality of the foregoing, from the date hereof through the Effective Time and consistent with the performance of their day-to-day operations and the continuous operation of the FFFB and its Subsidiaries in the ordinary course of business, FFFB and its Subsidiaries shall cause their employees to use their reasonable best efforts to provide support and assistance to CLAS on such tasks as may be reasonably required to result in a successful integration at the Effective Time.

     5.5 ANTITAKEOVER PROVISIONS. FFFB and its Subsidiaries shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt CLAS, Classic Bank, the Agreement, the Plan of Bank Merger and the Merger from any provisions of an antitakeover nature in FFFB's or its Subsidiaries' certificate of incorporation and bylaws, or similar organizational documents, and the provisions of any federal or state antitakeover laws.

     5.6 ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

     5.7 PUBLICITY. The initial press release announcing this Agreement shall be a joint press release and thereafter FFFB and CLAS shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Merger and any other transaction contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange or market with respect thereto; PROVIDED, HOWEVER, that nothing in this
SECTION 5.7 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary in order to satisfy such party's disclosure obligations imposed by law.


     5.8  STOCKHOLDER MEETINGS.

          (a) FFFB will submit to its stockholders this Agreement and any other matters required to be approved or adopted by stockholders in order to carry out the intentions of this

Agreement. In furtherance of that obligation, FFFB will take, in accordance with applicable law and its certificate of incorporation and bylaws, all action necessary to call, give notice of, convene and hold a meeting of its stockholders (the "FFFB STOCKHOLDER MEETING") as promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement. FFFB's Board of Directors will use all reasonable best efforts to obtain from FFFB's stockholders a vote approving this Agreement. Except as otherwise provided in
Section 5.1(a) of this Agreement, (i) FFFB's Board of Directors shall recommend to FFFB's stockholders approval of this Agreement, (ii) the Proxy Statement-Prospectus shall include a statement to the effect that FFFB's Board of Directors has recommended that FFFB's stockholders vote in favor of the approval of this Agreement and (iii) neither FFFB's Board of Directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to CLAS, the recommendation of FFFB's Board of Directors that FFFB's stockholders vote in favor of approval of this Agreement or make any statement in connection with the FFFB Stockholder Meeting inconsistent with such recommendation provided that nothing in this Agreement shall prevent FFFB's Board of Directors from withholding, withdrawing, amending or modifying its recommendation if FFFB's Board of Directors determines, after consultation with its outside counsel, that such action is legally required in order for the directors to comply with their fiduciary duties to FFFB's shareholders under applicable law; provided, further, that Section 5.1 shall govern withholding, withdrawing, amending or modifying of such recommendation in the circumstances described therein.

          (b) If required by applicable law or regulation or by the rules and regulations of the Nasdaq Small Cap Market, CLAS will submit to its stockholders this Agreement and any other matters required to be approved or adopted by stockholders in connection with this Agreement. In furtherance of that obligation, CLAS will take, in accordance with applicable law and its certificate of incorporation and bylaws, all action necessary to call, give notice of, convene and hold a meeting of its stockholders (the "CLAS STOCKHOLDER MEETING") as promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement. CLAS's Board of Directors will use all reasonable best efforts to obtain from CLAS's stockholders a vote approving this Agreement. In connection therewith, (i) CLAS's Board of Directors shall recommend to CLAS's stockholders approval of this Agreement, (ii) the Proxy Statement-Prospectus shall include a statement to the effect that CLAS's Board of Directors has recommended that CLAS's stockholders vote in favor of the approval of this Agreement and (iii) neither CLAS's Board of Directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to CLAS, the recommendation of CLAS's Board of Directors that CLAS's stockholders vote in favor of approval of this Agreement or make any statement in connection with the CLAS Stockholder Meeting inconsistent with such recommendation.


     5.9  REGISTRATION OF CLAS COMMON STOCK.

          (a) As promptly as reasonably practicable following the date hereof, CLAS shall prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of

CLAS Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the "REGISTRATION STATEMENT"). The Registration Statement shall contain proxy materials relating to the matters to be submitted to the FFFB stockholders at the FFFB Stockholders Meeting and the CLAS stockholders at the CLAS Stockholders Meeting which shall also constitute the prospectus relating to the shares of CLAS Common Stock to be issued in the Merger (such proxy statement/prospectus, and any amendments or supplements thereto, the "PROXY STATEMENT-PROSPECTUS"). FFFB will furnish to CLAS the information required to be included in the Registration Statement with respect to its business and affairs and shall have the right to review and consult with CLAS and approve the form of, and any characterizations of such information included in, the Registration Statement prior to its being filed with the SEC. CLAS shall use reasonable best efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. FFFB will use its best efforts to cause the Proxy Statement-Prospectus to be mailed to FFFB's stockholders and CLAS shall use its best efforts to cause the Proxy Statement
- Prospectus to be mailed to its stockholders, in each instance, promptly as practicable after the Registration Statement is declared effective under the Securities Act. CLAS will advise FFFB, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the CLAS Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement-Prospectus or the Registration Statement. If at any time prior to the Effective Time, any information relating to CLAS or FFFB, or any of their respective affiliates, officers or directors, is discovered by CLAS or FFFB which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement-Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by CLAS with the SEC and disseminated by FFFB to the stockholders of FFFB and disseminated by CLAS to the stockholders of CLAS.

          (b) CLAS shall also take any action required to be taken under any applicable state securities laws in connection with the Merger and each of FFFB and CLAS shall furnish all information concerning it and the holders of FFFB Common Stock as may be reasonably requested in connection with any such action.

          (c) Prior to the Effective Time, CLAS shall list on The Nasdaq Small Cap Market the shares of CLAS Common Stock to be issued by CLAS in exchange for the shares of FFFB Common Stock.

     5.10 AFFILIATE LETTERS. FFFB shall use its best efforts to cause each director, executive officer and other person who is an "affiliate" of FFFB under Rule 145 of the Securities Act to deliver to CLAS as soon as practicable and prior to the mailing of the Proxy Statement-Prospectus executed letter agreements, each substantially in the form attached hereto as EXHIBIT C, providing that such person will comply with Rule 145.

     5.11 NOTIFICATION OF CERTAIN MATTERS. Each party shall give prompt notice to the other of: (i) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which each party or any Subsidiary is a party or is subject; and (ii) any event, condition, change or occurrence which individually or in the aggregate has, or which is reasonably likely to result in a Material Adverse Effect. Each of FFFB and CLAS shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

     5.12 EMPLOYEE BENEFITS MATTERS.

          (a) All persons who are employees of First Federal immediately prior to the Effective Time and whose employment is not specifically terminated at or prior to the Effective Time (a "CONTINUING EMPLOYEE") shall, at the Effective Time, become employees of Classic Bank; PROVIDED, HOWEVER, that in no event shall any of First Federal's employees be officers of Classic Bank, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position in accordance with the bylaws of Classic Bank and that CLAS shall use reasonable efforts to offer a position to all employees of First Federal. Except for Continuing Employees who enter into employment contracts with CLAS or Classic Bank, all of the Continuing Employees shall be employed at the will of Classic Bank and no contractual right to employment shall inure to such employees because of this Agreement. In the event any Continuing Employee without an employment contact is terminated without cause within one year following the Effective Time, he or she shall be entitled to receive, within 60 days of such termination, a cash severance payment equal to three weeks salary for each full year of continuous service he or she has with FFFB, or First Federal, Classic Bank or CLAS, up to a maximum of 30 weeks salary.

          (b) As of the Effective Time, CLAS shall make available employer-provided health and other employee welfare benefit plans to each Continuing Employee on the same basis as it provides such coverage to CLAS employees, except that any eligibility waiting period otherwise applicable under such plans to new employees shall not apply to a Continuing Employee or their covered dependents who were covered under a similar FFFB Employee Plan at the Effective Time and provided that, for the first year following the Effective Time, CLAS shall reimburse Continuing Employees to the extent necessary so that their out of pocket cost for maintaining health insurance through Classic Bank's group plan is not higher than their out of pocket cost for maintaining health insurance through the FFFB Employee Plans as of the Effective Time.

          (c) With respect to accrued but unused vacation time to which any Continuing Employee is entitled pursuant to the vacation policy applicable to such Continuing Employee immediately prior to the Effective Time, CLAS and its Subsidiaries shall assume the liability only for any vacation time accrued in 2003 and will allow such Continuing Employee to use such accrued 2003 vacation time in accordance with the provisions of CLAS's vacation policy as in effect at the Effective Time as if such vacation time accrued in 2003 were accrued while in the employ of CLAS or one of its Subsidiaries.

          (d) Each Continuing Employee shall be treated as a new employee of CLAS for purposes of participation in CLAS's employee stock ownership plan and any tax qualified pension plan of CLAS or in which CLAS participates (other than its defined benefit plan which is frozen as to new entrants), provided, however, that Continuing Employees will receive credit for service with FFFB for purposes of vesting and determination of eligibility to participate, but not for accrual of benefits and provided further that continuing Employees shall not be entitled to commence participation in the Classic Bank ESOP until the beginning of the first new plan year following the Effective Time.

          (e) (i) Each participant in the FFFB Employee Stock Ownership Plan ("FFFB ESOP") not fully vested will become fully vested in his or her FFFB ESOP account as of the Effective Time. As soon as practicable after the execution of this Agreement, FFFB, First Federal and CLAS will corporate to cause the FFFB ESOP to be amended in a manner reasonably acceptable to FFFB and Classic to provide that the FFFB ESOP will terminate upon the Effective Time. Upon the repayment of the FFFB ESOP loan, the remaining shares in the loan suspense account will be allocated (to the extent permitted by Sections 401(a), 415 or 4975 of the Code and the applicable laws and regulations including, without limitation, the applicable provisions of ERISA) to FFFB ESOP participants (as determined under the terms of the FFFB ESOP). Between the date hereof and the Effective Time, the existing FFFB ESOP indebtedness shall continue to be repaid in quarterly installments pursuant to the terms of the ESOP Loan Agreement dated as of June 3, 1996 by and between the FFFB Employee Stock Ownership Plan Trust and FFFB, and FFFB or First Federal shall make only such contributions to the FFFB ESOP as necessary to fund such payments. Any indebtedness of the FFFB ESOP remaining as of the Effective Time shall be repaid from the trust associated with the FFFB ESOP through application of the Merger Consideration received by the FFFB ESOP. FFFB and CLAS agree that, subject to the conditions described herein, as soon as possible after the Effective Time and repayment of the FFFB ESOP loan and subject to applicable law, participants in the FFFB ESOP will receive lump sum distributions of their FFFB ESOP accounts.

               (ii) The actions relating to the termination of the FFFB ESOP will be adopted conditioned upon the consummation of the Merger and upon receiving a favorable determination letter from the IRS with regard to the continued qualification of the FFFB ESOP after any required amendments. FFFB and CLAS will cooperate in submitting appropriate requests for any such determination letter to the IRS and will use their best efforts to seek the issuance of such letter as soon as possible following the date hereof. FFFB and CLAS will adopt such additional amendments to the FFFB ESOP as may be reasonably required by the IRS as a condition to granting such determination letter, provided that such amendments do not substantially change the terms outlined herein or would result in a Material Adverse Effect on FFFB or result in an additional material liability to CLAS.

               (iii) As of and following the Effective Time, CLAS shall cause the FFFB ESOP to be maintained for the exclusive benefit of employees and other persons who were participants or beneficiaries therein prior to the Effective Time and proceed with termination of the FFFB ESOP through distribution of its assets in accordance with its terms, subject to the amendments described herein and as otherwise may be required to comply with applicable law or to obtain a favorable determination letter from the IRS as to the continuing qualified status of the FFFB ESOP, provided, however, that no such distributions of the FFFB ESOP shall occur until a favorable termination ruling has been received from the IRS.

          (f) Subject to the foregoing paragraphs, CLAS agrees to honor in accordance with their terms all benefits vested as of the Effective Time under the FFFB Employee Plans and all vested benefits or other vested amounts earned or accrued through such time under contracts, arrangement commitments or understandings described in FFFB's Disclosure Letter, including benefits which vest or are otherwise accrued as a result of the consummation of the transactions contemplated by this Agreement.

          (g) Prior to the Effective Time, Jeffery W. Clark shall have terminated his employment agreement set forth in the FFFB Disclosure Letter and shall have been offered the opportunity to enter into an employment agreement with Classic Bank in the form attached as Exhibit D hereto.

     5.13 INDEMNIFICATION.

          (a) From and after the Effective Time through the sixth anniversary of the Effective Time, CLAS agrees to indemnify and hold harmless each present and former director, officer and employee of FFFB and its Subsidiaries and each director, officer or employee of FFFB and its Subsidiaries that is serving or has served as a director, officer, employee, representative or agent of another entity expressly at FFFB's request or direction (each, an "INDEMNIFIED PARTY"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, amounts paid in settlement, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, as they are from time to time incurred, in each case to the fullest extent such person would have been indemnified or have the right to advancement of expenses pursuant to FFFB's certificate of incorporation and bylaws and, to the extent applicable, any agreement between FFFB and First Federal and such Indemnified Party which are included in the FFFB Disclosure Letter, as in effect on the date of this Agreement, and to the fullest extent permitted by law.

          (b)  Any Indemnified Party wishing to claim indemnification under
SECTION 5.13(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify CLAS thereof, but the failure to so notify shall not relieve CLAS of any liability it may have hereunder to such Indemnified Party if such failure does not materially and substantially prejudice CLAS.

          (c) CLAS shall maintain FFFB's existing directors' and officers' liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by FFFB's existing policy, including CLAS's existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of three years after the Effective Time; PROVIDED, HOWEVER, that in no event shall CLAS be obligated to expend, in order to maintain or provide insurance coverage pursuant to this SECTION 5.13(c), an amount per annum in excess of 125% of the annual premiums paid by FFFB as of the date hereof for such insurance ("MAXIMUM INSURANCE AMOUNT"); PROVIDED FURTHER, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, CLAS shall obtain the most advantageous coverage obtainable for an annual premium equal to the Maximum Insurance Amount.

          (d) In the event CLAS or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of CLAS assume the obligations set forth in this SECTION 5.13.

          (e) The provisions of this SECTION 5.13 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

     5.14 SECTION 16 MATTERS. Prior to the Effective Time, FFFB and CLAS shall take all such steps as may be required to cause any dispositions of FFFB Common Stock (including derivative securities with respect to FFFB Common Stock) or acquisitions of CLAS Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to FFFB to be exempt under Rule 16b-3 promulgated under the Exchange Act. FFFB agrees to promptly furnish CLAS with all requisite information necessary for CLAS to take the actions contemplated by this SECTION 5.14.

     5.15 DIVIDENDS. After the date of this Agreement, FFFB shall declare and pay dividends on the FFFB Common Stock on a quarterly basis and each of CLAS and FFFB shall coordinate with the other the payment of dividends with respect to the CLAS Common Stock and the FFFB Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of CLAS Common Stock and FFFB Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of CLAS Common Stock and/or FFFB Common Stock or any shares of CLAS Common
Stock that any such holder receives in exchange for such shares of FFFB
Common Stock in the Merger.

     5.16 CONSULTING AGREEMENT. Simultaneous with the signing of the Agreement, CLAS will offer Vincent Rice the opportunity to enter into the Consulting Agreement the form of which is set forth in Exhibit E of this Agreement.

                                   ARTICLE VI
                           CONDITIONS TO CONSUMMATION

     6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the following conditions:

          (a) STOCKHOLDER APPROVAL. This Agreement shall have been approved by the requisite vote of FFFB's and CLAS stockholders in accordance with applicable laws and regulations.

          (b) REGULATORY APPROVALS. All approvals, consents or waivers of any Governmental Entity and the NASDAQ required to permit consummation of the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired; PROVIDED, HOWEVER, that none of such approvals, consents or waivers shall contain any condition or requirement that would reasonably be likely to have or result in a Material Adverse Effect on CLAS and its Subsidiaries after the Effective Time.

          (c) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger or the Bank Merger and no Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the Merger or the Bank Merger or any transactions contemplated by this Agreement. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

          (d) REGISTRATION STATEMENT; BLUE SKY LAWS. The Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement, and CLAS shall have received all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement.

          (e) THIRD PARTY CONSENTS. CLAS and FFFB shall have obtained the consent or approval of each person (other than the governmental approvals or consents referred to in SECTION 6.1(b)) whose consent or approval shall be required to consummate the transactions contemplated by this Agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on CLAS (after giving effect to the consummation of the transactions contemplated hereby).

          (f) TAX OPINIONS. CLAS and FFFB shall have received opinions of Jenkens & Gilchrist, A Professional Corporation, and Kelley, Drye & Warren L.L.P., respectively, dated as of the Closing Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to FFFB and CLAS, as the case may be, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC, (ii) CLAS and FFFB will each be a party to that reorganization within the meaning of
Section 368(b) of the IRC and (iii) except to the extent of any cash received in lieu of a fractional share interest in CLAS Common Stock and cash consideration received in the Merger, no gain or loss will be recognized by the stockholders of FFFB who exchange their FFFB Common Stock for CLAS Common Stock pursuant to the Merger. Such opinions may be based on, in addition to the review of such matters of fact and law as counsel considers appropriate, representations contained in certificates of officers of CLAS, FFFB and others.

     6.2 CONDITIONS TO THE OBLIGATIONS OF CLAS. The obligations of CLAS to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by CLAS in accordance with SECTION 8.3 hereof:

          (a) FFFB'S REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of FFFB contained in SECTIONS 3.2(a) (except as relates to qualification), (b) (except as relates to qualification), (c), (d),
(e)(i) and (ii), (i), (m), (o), (y) and (gg) of this Agreement shall be true and correct (except for inaccuracies that are de minimis) as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date except (i) to the extent such representations and warranties are by their express provisions made as of a specific time or date and (ii) for the effect of the transactions contemplated by this Agreement, and there shall not exist any inaccuracies in the representations and warranties of FFFB contained in this Agreement (including the representations and warranties set forth in the Sections designated above) such that the effect of such inaccuracies individually or in the aggregate has, or is reasonably likely to have, a Material Adverse Effect on FFFB.

          (b) PERFORMANCE OF FFFB's OBLIGATIONS. FFFB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

          (c) OFFICERS' CERTIFICATE. CLAS shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of FFFB to the effect that the conditions set forth in SECTIONS 6.2(a) and (b) have been satisfied.

          (d) OPINION OF COUNSEL. FFFB shall have caused to be delivered to CLAS an opinion dated as of the Effective Time from the law firm of Kelly, Drye & Warren, LLP, counsel to FFFB, concerning the following matters to the best of their knowledge:

               (i) the FFFB Rights Agreement has not been amended since adoption; and

               (ii) as of the Effective Time, the Rights will not be, nor will they have ever been, exercisable or transferrable separately from the FFFB Common Stock; and

               (iii) upon the completion of the Merger, the Rights shall expire and no persons shall have any rights with respect to the FFFB Rights Agreement.

     6.3 CONDITIONS TO THE OBLIGATIONS OF FFFB. The obligations of FFFB to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by FFFB:

          (a) CLAS's REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of CLAS contained in SECTIONS 3.3(a) (except as relates to qualification), (b), (i), (ii) AND (iv) (except as relates to qualification), (c), e(i) AND (ii) AND (l) of this Agreement shall be true and correct (except for inaccuracies that are de minimis) as of the date of this Agreement and as of the Closing Date (as though made at and as of the Closing Date except (i) to the extent such representations and warranties are by their express provisions made as of a specific time or date and (ii) for the effect of the transactions contemplated by this Agreement), and there shall not exist any inaccuracies in the representations and warranties of CLAS contained in this Agreement (including the representations and warranties set forth in the Sections designated above) such that the effect of such inaccuracies individually or in the aggregate has, or is reasonably likely to have, a Material Adverse Effect on CLAS.

          (b) PERFORMANCE OF CLAS's OBLIGATIONS. CLAS shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

          (c) OFFICERS' CERTIFICATE. FFFB shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of CLAS to the effect that the conditions set forth in SECTIONS 6.3(a) and (b) have been satisfied.

          (d) DEPOSIT OF MERGER CONSIDERATION. CLAS shall have deposited with the Exchange Agent sufficient cash to pay the aggregate Cash Consideration.

                                   ARTICLE VII
                                   TERMINATION

     7.1 TERMINATION. This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party, either before or after any requisite stockholder approval:

          (a)  by the mutual written consent of CLAS and FFFB; or

          (b) by either CLAS or FFFB, in the event of the failure of FFFB's stockholders to approve the Agreement at the FFFB Stockholder Meeting; PROVIDED, HOWEVER, that FFFB shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under SECTION 5.8; or

          (c) by either CLAS or FFFB, upon written notice to the other, if either (i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been denied or (ii) any Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement;
or

          (d) by either CLAS or FFFB, in the event that the Merger is not consummated by June 30, 2003, unless the failure to so consummate by such time is due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; or

          (e) by either CLAS or FFFB, upon written notice to the other, (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach of any covenant or agreement on the part of the other party set forth in this Agreement, or if any representation or warranty of the other party shall have become untrue, in either case such that the conditions set forth in SECTIONS 6.2(a) and (b) or SECTIONS 6.3(a) and (b), as the case may be, would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach or making such untrue representation or warranty;

          (f) by CLAS, if the Board of Directors of FFFB does not publicly recommend in the Proxy Statement-Prospectus that stockholders approve and adopt this Agreement or if, after recommending in the Proxy Statement-Prospectus that stockholders approve and adopt this Agreement, the Board of Directors of FFFB withdraws, qualifies or revises such recommendation in any respect materially adverse to CLAS; or

          (g) at any time prior to the FFFB Stockholder Meeting, by FFFB in order to concurrently enter into an acquisition agreement or similar agreement (each an "Acquisition Agreement") with respect to a Superior Proposal which has been received and considered by FFFB and FFFB's Board of Directors in compliance with Section 5.1 hereof, provided, however, that this Agreement may be terminated by FFFB pursuant to this Section 7.1(g) only after the fifth business day following the receipt by CLAS of written notice from FFFB advising CLAS that FFFB is prepared to enter into an Acquisition Agreement with respect to a Superior Proposal, and describing in reasonable detail such proposal and only if, during such five business day period, CLAS does not, in its sole discretion, make an offer to FFFB that FFFB's Board of Directors determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal.

          (h) by CLAS, if any person or group (as those terms are defined in the Exchange Act), other than CLAS or any Subsidiary, shall have acquired beneficial ownership of 25% or more of the voting power of FFFB or any of its significant Subsidiaries.

               (i) by CLAS at any time after FFFB becomes entitled to terminate the Agreement under paragraph (g) above.

     7.2  TERMINATION FEE.

          (a) If CLAS terminates this Agreement pursuant to SECTION 7.1(f), (h) or (i) FFFB terminates this Agreement pursuant to Section 7.1(g), then FFFB shall make payment to CLAS of a termination fee in the amount of $450,000. Such amount shall be paid by wire transfer of immediately available funds within two business days following such termination.

          (b) If this Agreement is terminated by (i) CLAS pursuant to SECTION 7.1(c) or (ii) either party pursuant to SECTION 7.1(b), and in any such case an Acquisition Proposal has been publicly announced, disclosed or communicated or made known to the senior management or Board of Directors of FFFB at any time after the date of this Agreement and prior to the date of the Stockholders Meeting, in the case of clause (ii), or the date of termination, in the case of clause (i), then FFFB shall make payment to CLAS of a termination fee in the amount of $450,000 if within 12 months after such termination, FFFB shall consummate or enter into any agreement with respect to such Acquisition Proposal. Such amount shall be paid by wire transfer of immediately available funds on the date of such execution or consummation.

          (c) Notwithstanding anything herein to the contrary, in no event shall the aggregate amount that FFFB must pay to CLAS pursuant to SECTIONS 7.2(a) and (b) exceed $450,000.

     7.3 EFFECT OF TERMINATION. In the event of termination of this Agreement by either CLAS or FFFB as provided in SECTION 7.1, this Agreement shall forthwith become void and, subject to SECTION 7.2, have no effect, and there shall be no liability on the part of any party hereto or their respective officers and directors, except that (i) SECTIONS 5.3(c), 7.2, and 8.6, shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

                                  ARTICLE VIII
                              CERTAIN OTHER MATTERS

     8.1 INTERPRETATION. When a reference is made in this Agreement to Sections or Exhibits such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

     8.2 SURVIVAL. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time, including SECTION 5.13 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time.

     8.3 WAIVER; AMENDMENT. Prior to the Effective Time, any provision of this Agreement may be: (i) waived in writing by the party benefitted by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto except that, after the vote by the stockholders of FFFB, no amendment or modification may be made that would reduce the amount or alter or change the kind of consideration to be received by holders of FFFB Common Stock or contravene any provision of the DGCL, the federal and state securities and banking laws, or any of the rules and regulations thereunder.

     8.4 COUNTERPARTS. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

     8.5 GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles.

     8.6 EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that expenses incurred in connection with the printing and mailing of the Proxy Statement-Prospectus and Registration Statement shall be shared equally by CLAS and FFFB.

     8.7 NOTICES. All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, overnight courier or facsimile transmission to such party at its address or facsimile number set forth below or such other address or facsimile transmission as such party may specify by notice (in accordance with this provision) to the other party hereto.

          If to CLAS, to:

                       Classic Bancshares, Inc.
                       344 Seventeenth Street
                       Ashland, Kentucky  41105
                       Facsimile:   (606) 326-2801
                       Attention:   David B. Barbour

          With a copy to:

                       Jenkens & Gilchrist, PC
                       1919 Pennsylvania Avenue, N.W., #600
                       Washington, D.C.  20006
                       Facsimile:   (202) 326-1555
                       Attention:   Kip A. Weissman, Esq.

          If to FFFB, to:

                       FIRST FEDERAL FINANCIAL BANCORP, INC.
                       415 CENTER STREET
                       IRONTON, OHIO  45638-1505
                       Facsimile:   (740) 532-6845
                       Attention:   I. Vincent Rice

          With a copy to:

                       Kelley, Drye & Warren
                       8000 Towers Crescent Drive, #1200
                       Vienna, Virginia  22182
                       Facsimile:   (703) 918-2450
                       Attention:   Norman B. Antin, Esq.
                                    Jeffrey D. Haas, Esq.

     8.8 ENTIRE AGREEMENT; ETC. This Agreement, together with the Disclosure Letters, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for SECTION 5.13, which confers rights on the parties described therein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     8.9 SUCCESSORS AND ASSIGNS; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the written consent of the other party.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                        CLASSIC BANCSHARES, INC.


                                        By: /s/ David B. Barbour
                                           -------------------------------------
                                           David B. Barbour
                                           President and Chief Executive Officer

                                        FIRST FEDERAL FINANCIAL BANCORP, INC.


                                        By: /s/ I. Vincent Rice
                                           -------------------------------------
                                           I. Vincent Rice
                                           President

                                                                       EXHIBIT A

                            December 30, 2002


Classic Bancshares, Inc.
344 Seventeenth Street
Ashland, Kentucky  41105

Attn: Board of Directors

To the Board of Directors:

     The undersigned is a director of First Federal Financial Bancorp, Inc. ("FFFB") and the beneficial holder of shares of common stock of FFFB (the "FFFB Common Stock").

     Classic Bancshares, Inc. ("CLAS") and FFFB are considering the execution of an Agreement and Plan of Merger (the "Agreement") contemplating the acquisition of FFFB through the merger of FFFB with and into CLAS (the "Merger"). The execution of the Agreement by CLAS is subject to the execution and delivery of this letter agreement.

     In consideration of the substantial expenses that CLAS will incur in connection with the transactions contemplated by the Agreement and in order to induce CLAS to execute the Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes, in his capacity as a stockholder of FFFB, and not in his capacity as a director or officer of FFFB, as follows:

     1. While this letter agreement is in effect the undersigned shall not, directly or indirectly, (a) sell or otherwise dispose of or encumber prior to the record date of FFFB's Stockholder Meeting (as defined in the Agreement) (except in the ordinary course of business for purposes of securing margin credit) any or all of his shares of FFFB Common Stock, or (b) deposit any shares of FFFB Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of FFFB Common Stock or grant any proxy with respect thereto, other than to other members of the Board of Directors of FFFB for the purpose of voting to approve the Agreement and the Merger and matters related thereto.

     2. While this letter agreement is in effect the undersigned shall vote or cause to be voted all of the shares of FFFB Common Stock that the undersigned shall be entitled to so vote, whether such shares are beneficially owned by the undersigned on the date of this letter agreement or are subsequently acquired, whether pursuant to the exercise of stock options or otherwise, for the approval of the Agreement and the Merger at FFFB's Stockholder Meeting.

     3. The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, CLAS shall be entitled to temporary and permanent injunctive relief without having to prove actual damages.

Classic Bancshares, Inc
December 30, 2002
Page 2


     4. The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others. In addition, this letter agreement shall only apply to actions taken by the undersigned in his capacity as a stockholder of FFFB and, if applicable, shall not in any way limit or affect actions the undersigned may take in his capacity as a director or officer of FFFB.

     5. This letter agreement shall automatically terminate upon the earlier of (i) the favorable vote of FFFB's stockholders with respect to the approval of the Agreement and the Merger, (ii) the termination of the Agreement in accordance with its terms or (iii) the Effective Date (as that term is defined in the Agreement) of the Merger.

     6. As of the date hereof, the undersigned has voting power with respect to _______ shares of FFFB Common Stock.

     IN WITNESS WHEREOF, the undersigned has executed this agreement as of the date first above written.

                                        Very truly yours,


                                        ----------------------------------------


                                        ----------------------------------------
                                        Print Name


Accepted and agreed to as of
the date first above written:

Classic Bancshares, Inc.


----------------------------------------
David B. Barbour
President and Chief Executive Officer

                                                                       EXHIBIT B

                                 PLAN OF MERGER

                                       OF

                      FIRST FEDERAL SAVINGS BANK OF IRONTON

                                  WITH AND INTO

                                  CLASSIC BANK


     THIS PLAN OF MERGER ("Plan of Merger") is entered into as of the ____ day of December, 2002 by and between FIRST FEDERAL SAVINGS BANK OF IRONTON, a stock savings bank chartered and existing under the laws of the United States of America ("First Federal"), and CLASSIC BANK ("Classic").

     WHEREAS, this Plan of Merger is being entered into pursuant to the Agreement and Plan of Merger dated as of __________, 2002 (the "Merger Agreement") by and between Classic Bancshares, Inc. and First Federal Financial Bancorp, Inc., pursuant to which Classic Bancshares, Inc. will acquire First Federal Financial Bancorp, Inc.; and

     WHEREAS, this Plan of Merger has been approved by at least two-thirds of the directors of each of Classic and First Federal.

     NOW, THEREFORE, in consideration of the covenants and agreements of the parties contained herein, the parties hereto hereby make, adopt and approve this Plan of Merger in order to set forth the terms and conditions for the merger of First Federal with and into Classic (the "Merger").

          1. EFFECTIVE TIME OF THE MERGER. The Merger shall not be effective unless and until the Merger receives all necessary approvals from the Kentucky Department of Financial Institutions and all appropriate filings are made under Section 287.172 of the Kentucky Revised Statutes.

          2. CONSTITUENT INSTITUTIONS. The name of each constituent institution to the Merger is CLASSIC BANK and FIRST FEDERAL SAVINGS BANK OF IRONTON.

          3. NAME OF THE RESULTING INSTITUTION. The resulting institution in the Merger shall be CLASSIC BANK (Classic is sometimes referred to herein as the "Resulting Institution").

          4. LOCATION OF HOME OFFICE AND OTHER OFFICES OF RESULTING INSTITUTION. The location of the principal office and other offices of the Resulting Institution are listed in APPENDIX A hereto attached.

          5. TERMS AND CONDITIONS OF MERGER. Subject to the terms and conditions of this Plan of Merger, at the Effective Time, First Federal shall be merged with and into Classic pursuant to the provisions of, and with the effect provided under the laws of, the State of Kentucky and the United States of America. At the Effective Time, the separate existence of First Federal shall cease and Classic as the resulting institution, shall continue unaffected and unimpaired by the Merger.

          6. CHARTER. At the Effective Time, the charter of Classic, as in effect immediately prior to the Effective Time, shall constitute the charter of the Resulting Institution, unless and until the same shall be amended as provided by law and the terms of such charter.

          7. BYLAWS. At the Effective Time, the bylaws of Classic, as in effect immediately prior to the Effective Time, shall be the bylaws of the Resulting Institution, unless and until amended or repealed as provided by law, its charter and such bylaws.

          8. SAVINGS ACCOUNT ISSUANCE BY RESULTING INSTITUTION. After the Effective Time, the Resulting Institution will continue to issue deposit accounts, including savings accounts, on the same basis as immediately prior to the Effective Time.

          9. LIQUIDATION ACCOUNT. The Resulting Institution shall, at the time of the Merger, assume the liquidation account(s) of First Federal immediately prior to the Effective Time, which liquidation account(s) shall participate PARI PASSU with any other liquidation accounts of the Resulting Institution. In the event of a complete liquidation of the Resulting Institution, and only in such event, the amount distributable to each account holder will be determined in accordance with the rules and regulations of the Office of Thrift Supervision pertaining to conversions by savings associations from mutual to stock form of organization, on the basis of such account holder's subaccount balance with the Resulting Institution at the time of its liquidation. No merger, consolidation, purchase of bulk assets with assumption of savings accounts and other liabilities, or similar transaction, whether or not the Resulting Institution is the surviving institution, will be deemed to be a complete liquidation for this purpose, and, in any such transaction, the liquidation account shall be assumed by the surviving institution.

          10. DIRECTORS OF RESULTING INSTITUTION. The names of the persons who shall constitute the Board of Directors of the Resulting Institution after the Effective Time are listed in APPENDIX B hereto attached.

          11. EFFECT ON OUTSTANDING SHARES OF FIRST FEDERAL COMMON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, all outstanding shares of common stock, par value $1.00 per share, of First Federal shall automatically be canceled and retired and shall cease to exist.

          12. EFFECT ON OUTSTANDING SHARES OF CLASSIC COMMON STOCK. The shares of common stock, par value $1.00 per share, of Classic issued and outstanding immediately prior to the Effective Time shall remain outstanding and unchanged after the Merger and shall be the only issued and outstanding shares of the Resulting Institution.

          13. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the conditions set forth in
               Article VI of the Merger Agreement.

          14. TERMINATION. This Plan of Merger shall terminate automatically upon termination of the Merger Agreement.

          15. AMENDMENT. This Plan of Merger may not be amended except by an agreement in writing signed on behalf of each of the parties hereto.

          16. GOVERNING LAW. This Plan of Merger shall be governed by and construed and enforced in accordance with the laws of the State of Kentucky.

          17. CAPTIONS. The captions heading the sections in this Plan of Merger are for convenience only and shall not affect the construction or interpretation of this Plan of Merger.

          18. COUNTERPARTS. This Plan of Merger may be executed in two or more counterparts, any of which may be facsimile copies, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the Parties has caused this Plan of Merger to be duly executed and delivered by its duly authorized officers as of the date first above written.

                                        CLASSIC BANK
ATTEST:


                                    By:
-------------------------------         ----------------------------------------
                                        David B. Barbour
                                        Its: President and Chief Executive
                                              Officer




ATTEST:                                 FIRST FEDERAL SAVINGS BANK OF IRONTON



                                    By:
-------------------------------         ----------------------------------------
                                        I. Vincent Rice
                                        Its: President

                                   APPENDIX A

       Location of Home Office and Other Offices of Resulting Institution


MAIN OFFICE:

344 Seventeenth Street
Ashland, KY  41101


BRANCH OFFICES:

1500 Diederich Blvd.
Russell, KY 41169

240 Main Street
Paintsville, KY 41240

10700 U.S. 60
Ashland, KY 41102

575 N. Carol Malone Blvd.
Grayson, KY 41143

440 N. Mayo Trail
Paintsville, KY 41240

603 South Mayo Trail
Paintsville, KY 41240

1414 Ashland Road
Greenup, KY 41144

415 Center Street
Ironton, OH 45638-1505

201 State Street
Proctorville, OH 45669-4011

420 Park Avenue
Ironton, OH 45638-1539

                                   APPENDIX B

                       Directors of Resulting Institution


Name                   Residence Address                              Year Term Expires
----                   -----------------                              -----------------
David B. Barbour       2527 Holt Street                                     2003
                       Ashland, KY 41101

Robert S. Curtis       2610 Cumberland Avenue                               2003
                       Ashland, KY 41102

Jack R. Patterson      HC 66 Box 1420                                       2003
                       Wurtland, KY  41144

Darrell Haney          115 Country Club Drive                               2003
                       Ashland, KY 41101

WM. Carson Elswick     2535 Woodland Avenue                                 2003
                       Ashland, KY 41101

Doug Moore             P.O. Box 427                                         2003
                       Grayson, KY 41143

Brent E. Clark         2800 Cumberland Avenue                               2003
                       Ashland, KY 41102

Dewey Bocooko, Jr.     109 Third Street                                     2003
                       Paintsville, KY 41240

David T. Phillips      1013 South Sixth Street                              2003
                       Ironton, OH 45638

Edward R. Rambacher    719 South Sixth Street                               2003
                       Ironton, OH 45638


                                                                       EXHIBIT C


                                 _________, 2002


Classic Bancshares, Inc.
344 Seventeenth Street
Ashland, Kentucky  41105

Ladies and Gentlemen:

     I have been advised that I may be deemed to be, but do not admit that I am, an "affiliate" of First Federal Financial Bancorp, Inc., a Delaware corporation ("FFFB"), as that term is defined in Rule 144 and used in Rule 145 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"). I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of December __, 2002 (the "Merger Agreement"), by and between FFFB and Classic Bancshares, Inc., a Delaware corporation ("CLAS"), FFFB plans to merge with and into CLAS (the "Merger").

     I further understand that as a result of the Merger, I may receive shares of common stock, par value $0.01 per share, of CLAS ("CLAS Common Stock") in exchange for shares of common stock, par value $0.01 per share, of FFFB ("FFFB Common Stock").

     I have carefully read this letter and reviewed the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of CLAS Common Stock, to the extent I felt necessary, with my counsel or counsel for FFFB.

     I represent, warrant and covenant with and to CLAS that in the event I receive any shares of CLAS Common Stock as a result of the Merger:

     1. I shall not make any sale, transfer, or other disposition of such shares of CLAS Common Stock unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act (as such rule may be amended from time to time), or (iii) in the opinion of counsel in form and substance reasonably satisfactory to CLAS, or under a "no-action" letter obtained by me from the staff of the SEC, such sale, transfer or other disposition will not violate the registration requirements of, or is otherwise exempt from registration under, the Securities Act.

_________, 2002
Page 2


     2. I understand that CLAS is under no obligation to register the sale, transfer or other disposition of shares of CLAS Common Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

     3. I understand that stop transfer instructions will be given to CLAS's transfer agent with respect to shares of CLAS Common Stock issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:

     "The shares represented by this certificate were issued as a result of the merger of First Federal Financial Bancorp, Inc. with and into Classic Bancshares, Inc. on _______, 2003, in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement between the registered holder hereof and Classic Bancshares, Inc., a copy of which agreement is on file at the principal offices of Classic Bancshares, Inc."

     4. I understand that, unless transfer by me of the CLAS Common Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, CLAS reserves the right, in its sole discretion, to place the following legend on the certificates issued to my transferee:

     "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from [SHAREHOLDER] who, in turn, received such shares as a result of the merger of First Federal Financial Bancorp, Inc. with and into Classic Bancshares, Inc. on ______, 2003, in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

     It is understood and agreed that the legends set forth in paragraphs (3) and (4) above shall be removed by delivery of substitute certificates without such legends if I shall have delivered to CLAS (i) a copy of a "no action" letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to CLAS, to the effect that such legend is not required for purposes of the Act, or (ii) evidence or representations satisfactory to CLAS that CLAS Common Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d).

_________, 2002
Page 3

     I further understand and agree that the provisions of Rule 145 shall apply to all shares of CLAS Common Stock that my spouse, any relative of mine, or any relative of my spouse, any one of whom has the same home as me, receives as a result of the Merger and I further represent, warrant and covenant with and to CLAS that I will have, and will cause each of such persons to have, all shares of FFFB Common Stock owned (other than shares held through tax qualified retirement or benefit plans) by me or such persons registered in my name or the name of such persons, as applicable, prior to the effective date of the Merger and not in the name of any bank, broker or dealer, nominee or clearing house.

     By acceptance hereof, CLAS agrees, for a period of two years after the Effective Time (as defined in the Agreement) that, so long as it is obligated to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, that it will use its reasonable best efforts to timely file such reports so that the public information requirements of Rule 144(c) promulgated under the Securities Act are satisfied and the resale provisions of Rule 145(d)(1) and (2) are therefore available to me in the event I desire to transfer any CLAS Common Stock issued to me in the Merger.

                                        Very truly yours,


                                             By:
                                                --------------------------------
                                             Name:


Acknowledged this ____ day of _____________ 2002.

First Federal Financial Bancorp, Inc.


By:
    -------------------------------------
       I. Vincent Rice
       President

                                                                       EXHIBIT D

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made effective as of _________ __ 2002, by and among CLASSIC BANK (the "BANK"), CLASSIC BANCSHARES, INC., a Delaware corporation (the "COMPANY"), and JEFFERY W. CLARK ("EXECUTIVE").

                                    RECITALS

         A. EXECUTIVE has served in a position of substantial responsibility with First Federal Savings Bank of Ironton ("First Federal").

         B. The COMPANY and First Federal Financial Bancorp, Inc. ("First Federal Financial"), the parent of First Federal, have entered into an Agreement and Plan of Merger dated _________ __ 2002, pursuant to which First Federal Financial and First Federal will merge with and into the COMPANY and the BANK, with the COMPANY and the BANK as the surviving entities (the "Merger").

         C. The COMPANY and the BANK wish to ensure the continued services of the EXECUTIVE following the completion of the Merger.

         D. EXECUTIVE is willing to serve in the employ of the BANK on a full-time basis for the term provided for under this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.       POSITION AND RESPONSIBILITIES.

         During the period of his employment hereunder, EXECUTIVE agrees to serve as Southern Ohio Market President of the BANK with responsibility for overseeing the sales and marketing activities of the former offices of First Federal acquired by the BANK. EXECUTIVE shall perform such duties as are requested by management and the Board of Directors or are customarily performed by persons situated in a similar executive capacity.

2.       TERMS AND DUTIES.

         (a) The term of this Agreement shall be deemed to have commenced as of the closing date of the aforementioned Merger (the "Effective Date") and shall continue for thirty six (36) months thereafter. Commencing on the first anniversary date, and continuing at each anniversary date thereafter, the Board of Directors of the COMPANY (the "Board") or the BANK may extend the Agreement for an additional year. Prior to the extension of the Agreement as provided herein, the Board of Directors of the COMPANY or the BANK will conduct a formal performance evaluation of EXECUTIVE for purposes of determining whether to extend the Agreement.

         (b) During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, EXECUTIVE shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder.

3.       COMPENSATION AND REIMBURSEMENT.

         (a) The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Sections 1 and 2. The BANK shall pay EXECUTIVE as compensation a salary of $60,000 per year ("Base Salary"). Such Base Salary shall be payable in accordance with the customary payroll practices of the BANK. During the period of this Agreement, EXECUTIVE's Base Salary shall be reviewed at least annually; the first such review will be made no later than one year from the date of this Agreement. In addition to the Base Salary provided for in this Section 3(a), the BANK shall provide EXECUTIVE with all such other benefits as are provided uniformly to permanent full-time employees of the BANK.

         (b) EXECUTIVE will be entitled to participate in the Bank's employee benefit plans including, but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the BANK in the future to its senior executives and key management employees, subject to, and on a basis consistent with, the terms, conditions and overall administration of such plans and arrangements. In addition, the EXECUTIVE shall be entitled to be considered for awards under the COMPANY'S and BANK'S stock benefit, incentive and option plans.

         (c) In addition to the Base Salary provided for by paragraph (a) of this Section 3, the BANK shall pay or reimburse EXECUTIVE for all reasonable travel and other obligations under this Agreement and may provide such additional compensation in such form and such amounts as the Board may from time to time determine.

4.       PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.

         (a) Upon the occurrence of an Event of Termination (as herein defined) during EXECUTIVE's term of employment under this Agreement, the provisions of this Section shall apply. As used in this Agreement, an "Event of Termination" shall mean and include any one or more of the following: (i) the termination by the BANK of EXECUTIVE's full-time employment hereunder for any reason other than a Change in Control, as defined in Section 5(a) hereof; disability, as defined in Section 6(a) hereof; death; retirement, as defined in Section 7 hereof; or Termination for Cause, as defined in Section 8 hereof or (ii) EXECUTIVE's resignation from the BANK's employ upon a relocation of EXECUTIVE's principal place of employment by more than 30 miles from its location at the effective date of this Agreement, any reduction in Base
Salary) other than as a part of a general reduction in salary applicable to all or most of the BANK's officers), or a material reduction in the benefits and perquisites to EXECUTIVE from those being provided as of the effective date of this Agreement (other than as a part of a general reduction in benefits and perquisites applicable to all or most of the BANK's officers).

         (b) Upon the occurrence of an Event of Termination, the BANK shall pay EXECUTIVE, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to his Base Salary for the remaining term of the Agreement. All payments made pursuant to this Section 4(b) shall be paid in substantially equal monthly installments over the remaining term of this Agreement following EXECUTIVE's termination; provided, however, that if the remaining term of the Agreement is less than one (1) year (determined as of EXECUTIVE's Date of Termination), such payments and benefits shall be paid to EXECUTIVE in a lump sum within thirty (30) days of the Date of Termination.

         (c) Upon the occurrence of an Event of Termination, the BANK will cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the BANK for EXECUTIVE prior to his termination. Such coverage shall cease upon the earlier of the date of EXECUTIVE's employment by another employer and the expiration of the remaining term of this Agreement.

5.       CHANGE IN CONTROL.

         (a) No benefit shall be paid under this Section 5 unless there shall have occurred a Change in Control of the COMPANY or the BANK. For purposes of this Agreement, a "Change in Control" of the COMPANY or the BANK shall be deemed to occur (a) if there occurs a change in control of the BANK or the COMPANY within the meaning of the Bank Holding Company Act or the Change in Bank Control Act, (b) if any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the COMPANY or the BANK representing twenty-five percent (25%) or more of the combined voting power of the COMPANY's or the BANK's then outstanding voting securities, (c) if the membership of the board of directors of the COMPANY or the BANK changes as the result of a contested election, such that individuals who were directors at the beginning of any twenty-four (24) month period (whether commencing before or after the date of adoption of this Agreement) do not constitute a majority of the Board at the end of such period, or (d) upon the consummation of a transaction approved by the shareholders of the COMPANY or the BANK involving a merger, consolidation, sale or disposition of all or substantially all of the COMPANY's or the BANK's assets, or a similar transaction occurs in which the COMPANY or the BANK is not the resulting entity.

         (b) If any of the events described in Section 5(a) hereof constituting a Change in Control have occurred or the Board of the BANK or the COMPANY has reasonably determined that a

Change in Control (as defined herein) has occurred, EXECUTIVE shall be entitled to the benefits provided for in paragraphs (c), (d) and (e) of this
Section 5 upon his subsequent involuntary termination following the effective date of a Change in Control (or voluntary termination within twelve (12) months of the effective date of a Change in Control following any material demotion, loss of title, office or significant authority, material reduction in his annual compensation or benefits (other than a reduction affecting the BANK's personnel generally), or the relocation of his principal place of employment by more than 30 miles from its location immediately prior to the Change in Control), unless such termination is because of his death, retirement as provided in Section 7, termination for Cause, or termination for Disability.

         (c) Upon the occurrence of a Change in Control followed by EXECUTIVE's termination of employment, the BANK shall pay EXECUTIVE, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to 2.99 times EXECUTIVE's "base amount," within the meaning of Section 280G(b)(3) of the Internal Revenue Code of 1986 ("Code"), as amended. Such payment shall be made in a lump sum paid within ten (10) days of EXECUTIVE's Date of Termination.

         (d) Upon the occurrence of a Change in Control followed by EXECUTIVE's termination of employment, the BANK will cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the BANK for EXECUTIVE prior to his severance. Such coverage shall cease upon the expiration of thirty-six (36) months.

         (e) Notwithstanding the preceding paragraphs of this Section 5, in the event that the aggregate payments or benefits to be made or afforded to EXECUTIVE under this Section, together with any other payments or benefits received or to be received by EXECUTIVE in connection with a Change in Control, would be deemed to include an "excess parachute payment" under Section 280G of the Code, then such payments or benefits shall be reduced to the extent necessary to reduce the present value of such payments or benefits to an amount which is one dollar ($1.00) less than three (3) times EXECUTIVE's "base amount" under Section 280G(b)(3) of the Code with the allocation of the reduction among such payments and benefits to be determined by EXECUTIVE.

6.       TERMINATION FOR DISABILITY

         (a) If EXECUTIVE shall become disabled as defined in the BANK's then current disability plan (or, if no such plan is then in effect, if EXECUTIVE is permanently and totally disabled within the meaning of Section 22(e)(3) of the Code as determined by a physician designated by the Board), the BANK may terminate EXECUTIVE's employment for "Disability."

         (b) Upon EXECUTIVE's termination of employment for Disability, the BANK will pay EXECUTIVE, as disability pay, a bi-weekly payment equal to three-fourths (3/4) of EXECUTIVE's bi-weekly rate of Base Salary on the effective date of such termination. These disability payments shall commence on the effective date of EXECUTIVE's termination and will end on the earlier of (i) the date EXECUTIVE returns to full-time employment with the BANK; (ii) EXECUTIVE's full-time employment by another employer; (iii) EXECUTIVE attaining the age of sixty-five (65); (iv) EXECUTIVE's death; or (v) the expiration of six months from the date of termination for disability. The disability pay shall be reduced by the amount, if any, paid to EXECUTIVE under any plan of the BANK providing disability benefits to EXECUTIVE.

         (c) The BANK will cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the BANK for EXECUTIVE prior to his termination for Disability. This coverage and payments shall cease upon the earlier of (i) the date EXECUTIVE returns to full-time employment with the BANK; (ii) EXECUTIVE's full-time employment by another employer; (iii) EXECUTIVE's attaining the age of sixty-five (65); (iv) EXECUTIVE's death; or (v) the expiration of two years from the date of termination for disability.

         (d) Notwithstanding the foregoing, there will be no reduction in the compensation otherwise payable to EXECUTIVE during any period during which EXECUTIVE is incapable of performing his duties hereunder by reason of temporary disability.

7.       TERMINATION UPON RETIREMENT; DEATH OF EXECUTIVE; RESIGNATION.

         Termination by the BANK of EXECUTIVE based on "Retirement" shall mean retirement at or after attaining age sixty-five (65) or in accordance with any retirement arrangement established with EXECUTIVE's consent with respect to him. Upon termination of EXECUTIVE upon Retirement, EXECUTIVE shall be entitled to all benefits under any retirement plan of the BANK or the COMPANY and other plans to which EXECUTIVE is a party. Upon the death of EXECUTIVE during the term of this Agreement, the BANK shall pay to EXECUTIVE's estate the compensation due to EXECUTIVE through the last day of the calendar month in which his death occurred. In addition, in the event of the death of the EXECUTIVE before age 65 during the term of this Agreement, the BANK shall provide, for a period of two years, similar medical and dental benefits to those which it provided to her in the date of his death. Upon the voluntary resignation of EXECUTIVE during the term of this Agreement, other than in connection with an Event of Termination, the BANK shall pay to EXECUTIVE the compensation due to EXECUTIVE through his Date of Termination.

8.       TERMINATION FOR CAUSE.

         For purposes of this Agreement, "Termination for Cause" shall include termination because of EXECUTIVE's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar infractions) or final cease-and-desist order, or material breach of any provision of this Agreement. EXECUTIVE shall not have the right to receive compensation or other benefits for any period after Termination for Cause. Any stock option or other awards granted to EXECUTIVE under any of the stock benefit plans of the Company or the Bank or any affiliate thereof to the extent not vested shall become null and void upon

EXECUTIVE'S receipt of Notice of Termination for cause and shall not be exercisable after such date.

9.       ADDITIONAL TERMINATION PROVISIONS.

         (a) The BOARD may terminate EXECUTIVE's employment at any time, but any termination by the BOARD, other than Termination for Cause, shall not prejudice EXECUTIVE's right to compensation or other benefits under this Agreement. EXECUTIVE shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 8 herein.

         (b) If EXECUTIVE is suspended and/or temporarily prohibited from participating in the conduct of the BANK's affairs by a notice served under
Section 8 of the Federal Deposit Insurance Act ("FDIA"), the BANK's obligations under the Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the BANK may, in its discretion, (i) pay EXECUTIVE all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations that were suspended.

         (c) If EXECUTIVE is removed and/or permanently prohibited from participating in the conduct of the BANK's affairs by an order issued under
Section 8 of the FDIA, all obligations of the BANK under the Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

         (d) If the BANK is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the parties.

         (e) Any payments made to EXECUTIVE pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12
U.S.C.ss.1828(k) and any regulations promulgated thereunder.

10.      NOTICE.

         (a) Any purported termination by the BANK or by EXECUTIVE shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of EXECUTIVE's employment under the provision so indicated.

         (b) "Date of Termination" shall mean (A) if EXECUTIVE's employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), and (B) if his employment is terminated for any other reason, other than Termination for Cause, the date specified in the Notice of Termination. In the event of EXECUTIVE's Termination for Cause, the Date of Termination shall be the same as the date of the Notice of Termination.

         (c) If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, except upon the occurrence of a Change in Control and voluntary termination by EXECUTIVE, in which case the Date of Termination shall be the date specified in the Notice, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected) and provided further, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence.

11.      NON-COMPETITION.

         (a) Upon any termination of EXECUTIVE's employment hereunder pursuant to an Event of Termination as provided in Section 4 hereof, EXECUTIVE agrees not to compete with the BANK and/or the COMPANY for the lesser of (i) the remaining term of the Agreement or (ii) a period of one (1) year following such termination in any city, town or county in which the BANK and/or the COMPANY has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination. EXECUTIVE agrees that during such period and within said cities, towns and counties, EXECUTIVE shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the BANK and/or the COMPANY. The parties hereto, recognizing that irreparable injury will result to the BANK and/or the COMPANY, its business and property in the event of EXECUTIVE's breach of this Subsection 11(a) agree that in the event of any such breach by EXECUTIVE, the BANK and/or the COMPANY will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by EXECUTIVE, EXECUTIVE's partners, agents, servants, employers, employees and all persons acting for or with EXECUTIVE. EXECUTIVE represents and admits that, in the event of the termination of his employment pursuant to
Section 4 hereof, EXECUTIVE's experience and capabilities are such that EXECUTIVE can obtain employment in a business engaged in other lines and/or of a different nature than the BANK and/or the COMPANY, and that the enforcement of a remedy by way of injunction will not prevent EXECUTIVE from earning a livelihood. Nothing herein will be construed as prohibiting the BANK and/or the COMPANY from pursuing any other remedies available to the BANK and/or the COMPANY for such breach or threatened breach, including the recovery of damages from EXECUTIVE.

         (b) EXECUTIVE recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the BANK and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the BANK. EXECUTIVE will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the BANK or affiliates thereof (the "Confidential Information") to any person, firm, corporation, or other entity for any reason or purpose whatsoever. Notwithstanding the foregoing, EXECUTIVE may disclose (i) any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the BANK, (ii) any Confidential Information that is or becomes generally available to the public other than as a result of a disclosure by EXECUTIVE and (iii) any Confidential Information in response to a request for information in any legal proceeding, interrogatory, subpoena or similar process provided that, in the reasonable opinion of EXECUTIVE's counsel, EXECUTIVE is compelled to disclose such Confidential Information. In the event of a breach or threatened breach by EXECUTIVE of the provisions of this Section, the BANK will be entitled to an injunction restraining EXECUTIVE from disclosing, in whole or in part, any Confidential Information, or from rendering any services to any person, firm, corporation, other entity to whom such Confidential Information, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the BANK from pursuing any other remedies available to the BANK for such breach or threatened breach, including the recovery of damages from EXECUTIVE.

12.      SOURCE OF PAYMENTS.

         All payments provided for in this Agreement shall be timely paid in cash or check from the general funds of the BANK. The COMPANY, however, guarantees all payments and the provision of all amounts and benefits due hereunder to EXECUTIVE and, if such payments are not timely paid or provided by the BANK, such amounts and benefits shall be paid or provided by the COMPANY.

13.      EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

         This Agreement contains the entire understanding between the parties hereto and, as of the Effective Date, shall supersede any prior employment agreement between or among First Federal, First Federal Financial and EXECUTIVE (including the agreement among the Employee, First Federal and First Federal Financial dated September 20, 1999.)

14.      NO ATTACHMENT.

         (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

         (b) This Agreement shall be binding upon, and inure to the benefit of, EXECUTIVE, the BANK, the COMPANY and their respective successors and assigns.

15.      MODIFICATION AND WAIVER.

         (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

         (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there by any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

16.      MITIGATION.

         In the event that the BANK or the COMPANY is required to make payments to the EXECUTIVE pursuant to Sections 4 or 6 hereof in connection with the termination of EXECUTIVE'S employment, unless there is an Event of Termination under Section 4(a)(ii), the cash severance amount required to be paid by the BANK and/or the COMPANY shall be reduced during each year that such payments are required to be made by 50% of any payments made to the EXECUTIVE by any other employer. In all other circumstances, the EXECUTIVE shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the EXECUTIVE as a result of employment by another employer after the Date of Termination or otherwise.

17.      SEVERABILITY.

         If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

18.      HEADINGS FOR REFERENCE ONLY.

         The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

19.      GOVERNING LAW.

         This Agreement shall be governed by the laws of the State of Kentucky, unless otherwise specified herein; provided, however, that in the event of a conflict between the terms of this

Agreement and any applicable federal or state law or regulation, the provisions of such law or regulation shall prevail.

20.      SUCCESSOR TO THE BANK OR THE COMPANY.

         The BANK and the COMPANY shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the BANK or the COMPANY, expressly and unconditionally to assume and agree to perform the BANK's or the COMPANY's obligations under this Agreement, in the same manner and to the same extent that the BANK or the COMPANY would be required to perform if no such succession or assignment had taken place.

         IN WITNESS WHEREOF, the BANK and the COMPANY have caused this Agreement to be executed and their seal to be affixed hereunto by a duly authorized officer, and EXECUTIVE has signed this Agreement, all on the ______ day of ___________, 2002.

ATTEST:                                 CLASSIC BANK


___________________________             BY:   __________________________
                                              David B. Barbour
                                              For the Entire Board of Directors

ATTEST:                                 CLASSIC BANCSHARES, INC.


___________________________             BY:   __________________________
                                              David B. Barbour
                                              For the Entire Board of Directors


WITNESS:                                EXECUTIVE



___________________________             _______________________________
                                        Jeffery W. Clark

                                                                       EXHIBIT E


                                     FORM OF
                    NON-COMPETITION AND CONSULTING AGREEMENT

     This Non-Competition and Consulting Agreement ("Agreement") is entered into this ___ day of _______________, 2003 ("Effective Date") by and between Classic Bank (the "Bank") and I. Vincent Rice ("Consultant").

                                    RECITALS

     A. Classic Bancshares, Inc. ("CLAS") and First Federal Financial Bancorp, Inc. ("FFFB"), parent of First Federal Savings Bank of Ironton ("First Federal"), have signed an Agreement and Plan of Merger, pursuant to which FFFB will merge (the "Merger") with and into CLAS, with CLAS surviving the merger.

     B. The Bank recognizes the specialized knowledge and expertise of the Consultant related to the operations of First Federal.

     C. To ensure the continued availability of the Consultant, the Bank desires to enter into a non-competition agreement and consulting relationship with Consultant upon the terms and conditions set forth herein.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the covenants and terms set forth in this Agreement and of the mutual benefits accruing to the Bank and Consultant from the relationship to be established between the parties by the terms of this Agreement, the Bank and Consultant hereby agree as follows:

1.   CONSULTING RELATIONSHIP

     The Bank hereby retains Consultant, and Consultant hereby agrees to be retained, upon the effective date of the Merger, by the Bank, as an independent contractor, and not as an employee.

2.   CONSULTING SERVICES

     Consultant agrees that during the term of this Agreement:

     A. Consultant will consult on matters related to the overall Ironton business and operations of the Bank including:

               -    personnel;

               -    potential acquisitions of other institutions;

               -    operating processes and procedures;

               -    existing and prospective customers and market areas; and

               -    financial services products.

     B. Consultant shall exercise a reasonable degree of skill, prudence and care in performing the services referred to in Paragraph A above.

     C. During the Term of this Agreement, Consultant shall provide services under this Agreement on a schedule mutually agreed upon with senior management of the Bank; PROVIDED, HOWEVER, that Consultant shall not be required to render more than 15 hours of service per month. It is expressly acknowledged that Consultant may perform services as an employee or independent contractor of another company, subject to the restrictions in Section 6 hereof; provided that, if Consultant performs such services for another company, he shall schedule his services to such other company so as not to interfere with his consulting services hereunder. Consultant shall not be obligated to render any services under this Agreement during such period when he is unable to do so due to illness, disability or injury, subject to the terms of Section 5(b) hereof.

     D. Consultant shall not enter into agreements or make commitments on behalf of the Bank without prior written consent or approval of the Bank or its chief executive officer.

3.   COMPENSATION

     A. The Bank agrees to pay Consultant for his consulting services performed under this Agreement at a rate of $1,000 per month for a period of 12 months, commencing as of the date of this agreement.

     B. For his commitments and agreements as described in Section 6 herein, the Bank agrees to pay consultant $1,000 per month for a period of 12 months, commencing as of the date of this agreement.

     C. The Bank hereby agrees to reimburse the Consultant for all reasonable expenses incurred by the Consultant on behalf of and with the consent of the Bank, provided that the Consultant shall furnish appropriate documentation of such expenses and receives prior approval of such expenses.

     D. The Bank agrees to provide Consultant with reasonable office facilities for the performance of his consulting services.

4.   OTHER CONDITIONS

     Consultant shall have no authority over any employee or officer of the Bank, nor shall the Bank be required in any manner to implement any plans or suggestions Consultant may provide.

5.   TERM AND TERMINATION; EFFECT OF TERMINATION

     The term of this Agreement shall begin on the effective date of the Merger and shall continue for a period of 12 calendar months thereafter ("Term") unless terminated in accordance with Sections A. B. or C. as set forth below.

     A. Termination for Cause. The Bank may terminate this Agreement at any time for "Cause." Termination for Cause means termination because of the Consultant's breach of this Agreement, personal dishonesty, or willful violation of any law, rule or regulation related to the business or operations of the Bank or its subsidiaries.

     B. Death or Disability. In the event of Consultant's death or permanent disability (as determined by a physician selected by the Bank), Consultant's obligations under the Agreement shall terminate.

     C. Termination Without Cause. In the event of a termination of Consultant by the Bank during the Term, other than a Termination for Cause, Consultant's obligation's under the Agreement shall terminate.

     D. Effect of Termination. In the event of Consultant's Termination for Cause, no further payments or benefits shall be payable or provided to Consultant under this Agreement. In the event of (i) a termination by the Bank other than a Termination for Cause or (ii) termination by reason of Consultant's disability, Consultant (or his guardian) shall be entitled to receive the payments and benefits Consultant would have received under Section 3 had he continued to provide services through the expiration of the Term. In the event of a termination by reason of Consultant's death, Consultant's estate shall be entitled to receive the payments Consultant would have received under Section 3 had he continued to provide services through the expiration of the Term.

6.   NON-COMPETITION AND CONFIDENTIAL BUSINESS

     A. Consultant, during the Term of the Agreement, will not compete with the Bank or an affiliate of the Bank in any city, town or county in which the Bank or an affiliate has an office or has filed an application for regulatory approval to establish an office.

     B. During the Term of this Agreement, the Consultant hereby agrees that he shall not, without the Bank's prior written consent, engage in providing professional services or enter into employment as an employee, director, consultant, representative, or similar relationship with any entity whose business materially competes with the depository, lending or other business activities of the Bank or its affiliates in any city, town or county in which the Bank or an affiliate has an office or has filed an application for regulatory approval to establish an office.

     C. During the Term of this Agreement, the Consultant hereby agrees that he shall not, on his own behalf or on behalf of others, employ, solicit, or induce, or attempt to employ, solicit or induce, any employee of the Bank for employment with any financial services enterprise, including, but not limited to, a savings and loan association, bank, credit union or mortgage banking firm, nor will Consultant directly or indirectly, on his behalf or for others, seek to influence any Bank employee to leave the Bank's employ.

     D. During the Term of this Agreement and thereafter, Consultant agrees that he will not, without the express written consent of the Bank, directly or indirectly communicate or divulge his knowledge of the past, present or considered business activities, proprietary data or other confidential information, of the Bank or its affiliates, nor will he use such information for his own benefit or for the benefit of any other person, firm, association, or corporation, except that Consultant may disclose such matters to the extent that disclosure is
          (a) requested by the Bank in the course of the consulting relationship or (b) required by a court or other governmental agency of competent jurisdiction. The foregoing restriction shall not apply to information that is or becomes generally available to the public other than as a result of a disclosure by Consultant.

7.   INDEPENDENT CONTRACTOR

     The parties hereto agree and acknowledge that the relationship between the Bank and Consultant shall be that of an independent contractor and not that of employer-employee, master-servant or principal-agent. Nothing in this Agreement, or its implementation, shall be construed to the contrary.

8.   EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS

     This Agreement shall represent the complete Agreement between the Bank and Consultant concerning the subject matter hereof and supersedes all prior agreements or understandings, written or oral. No attempted modification or waiver of any of the provisions hereof shall be binding on either party unless made in writing and signed by both Consultant and the Bank.

9.   NOTICES

     Any notice required or permitted to be given hereunder shall be in writing and shall be effective three (3) business days after it is properly sent by registered or certified mail, if to the Bank to the President at the principal administrative offices of the Bank, or if to Consultant to the address set forth beneath his signature to this Agreement, or to such other address as either party may from time to time designate by notice.

10.  ASSIGNABILITY

     The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank's obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place. This Agreement shall be binding upon Consultant, his heirs and permitted assigns and the Bank, its successors and permitted assigns.

11.  SEVERABILITY

     Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or nonenforceability of any section shall not invalidate or render nonenforceable any other section contained herein. If any section or provision within a section is found invalid or unenforceable, it is the intent of the parties that a court of competent jurisdiction shall reform the section or provisions to produce its nearest enforceable economic equivalent.

12.  ARBITRATION

     Unless otherwise mutually agreed to by the Consultant and the Bank in writing, any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, with such arbitration hearing to be held at the offices of the American Arbitration Association ("AAA") nearest to Ashland, Kentucky and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Either the Consultant or the Bank may file a request for such arbitration with the AAA.

13.  APPLICABLE LAW

     It is the intention of the parties hereto that all questions and interpretations with respect to the construction and performance of this Agreement and the rights and liabilities of the parties hereto shall be determined in accordance with the laws of the State of Kentucky, with respect to any matter or thing arising out of this Agreement or pursuant thereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and the first above written.

                                        CLASSIC BANK


                                        ----------------------------------------
                                        By: David B. Barbour


                                        CONSULTANT


                                        ----------------------------------------
                                        I. Vincent Rice


                                        ----------------------------------------


                                        ----------------------------------------
                                                       Address